UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
MPOWER HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Mpower Holding Corporation (“Mpower”)

(2)	Aggregate number of securities to which transaction applies:

93,703,445 shares of Mpower common stock (including 1,629,076 shares of restricted common stock), 20,129,457 options to purchase shares of Mpower common stock and 5,992,124 warrants to purchase shares of Mpower common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $21,820.26 was calculated pursuant to Exchange Act Rule 0-11(c) and was determined by multiplying 0.000107 by the sum of (i) the product of 93,703,445 shares of Mpower common stock outstanding and the merger consideration of $1.92 per share in cash, (ii) the product of 19,725,089 options to purchase shares of Mpower common stock that have an exercise price of less than $1.92 per share and $1.09, which is the difference between the merger consideration of $1.92 per share and the options’ weighted average exercise price per share of $0.83, and (iii) the product of 5,992,124 warrants to purchase shares of Mpower common stock that have an exercise price of less than $1.92 per share and $0.42, which is the difference between the merger consideration of $1.92 per share and the warrants’ weighted average exercise price per share of $1.50.

(4)	Proposed maximum aggregate value of transaction:

$203,927,653.49

(5)	Total fee paid:

$21,820.26

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Materials — Subject to Completion
Dated May 24, 2006
MPOWER HOLDING CORPORATION
175 SULLY’S TRAIL
SUITE 300
PITTSFORD, NY 14534
[          ], 2006
Dear Stockholder:
      The board of directors of Mpower Holding Corporation (“Mpower” or the “Company”) has approved a merger agreement providing for the acquisition of the Company by TPMC Acquisition Corp., a wholly owned subsidiary of U.S. TelePacific Holdings Corp. If the merger is completed, you will receive $1.92 in cash, without interest, for each share of the Company’s common stock you own.
      You will be asked, at a special meeting of the Company’s stockholders, to adopt the merger agreement. The board of directors has approved and declared the merger and the merger agreement advisable, and has declared that it is fair to and in the best interests of Mpower’s stockholders that the Company enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. The board of directors recommends that Mpower’s stockholders vote “FOR” the adoption of the merger agreement.
      The time, date and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement are as follows:
      [                    ] local time, [                    ], 2006
      [                    ]
      The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.
      YOU ARE REQUESTED TO VOTE YOUR SHARES BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. ALTERNATIVELY, YOU MAY GRANT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, AS INDICATED ON THE PROXY CARD.
      Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
      Thank you for your cooperation and continued support.

Sincerely,

Rolla P. Huff
Chairman of the Board and Chief Executive Officer
THIS PROXY STATEMENT IS DATED [          ], 2006
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [          ], 2006.

MPOWER HOLDING CORPORATION
175 SULLY’S TRAIL
SUITE 300
PITTSFORD, NY 14534
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [          ], 2006
To the stockholders of Mpower Holding Corporation:
      A special meeting of stockholders of Mpower Holding Corporation, a Delaware corporation (“Mpower” or the “Company”), will be held on [          ], 2006, at [          ] local time, at [          ], for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 4, 2006, by and among the Company, U.S. TelePacific Holdings Corp. (the “Parent”) and TPMC Acquisition Corp., a wholly owned subsidiary of the Parent (the “Merger Sub”), pursuant to which, upon the merger becoming effective, each share of common stock, par value $0.001 per share, of Mpower (other than shares held in the treasury of the Company or owned by the Parent, the Merger Sub or any wholly owned subsidiary of the Parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $1.92 in cash, without interest; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
      Only stockholders of record on [                    ], 2006 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.
      The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. Alternatively, you may grant a proxy to vote your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Russell I. Zuckerman
Senior Vice President, Secretary and General Counsel

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Page

MARKET PRICES OF THE COMPANY’S STOCK	47
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
DISSENTERS’ RIGHTS OF APPRAISAL	51
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	53
SUBMISSION OF STOCKHOLDER PROPOSALS	54
WHERE YOU CAN FIND ADDITIONAL INFORMATION	54
ANNEX A Agreement and Plan of Merger, dated as of May 4, 2006, by and among U.S. TelePacific Holdings Corp., TPMC Acquisition Corp. and Mpower Holding Corporation	A-1
ANNEX B Voting Agreement, dated May 4, 2006, among U.S. TelePacific Holdings Corp. and the stockholders of Mpower Holding Corporation listed on Schedule A attached thereto	B-1
ANNEX C Opinion of Evercore Group L.L.C.	C-1
ANNEX D Section 262 of the General Corporation Law of the State of Delaware	D-1

ii

SUMMARY
      The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Parties to the Merger (Page [     ])
Mpower Holding Corporation
175 Sully’s Trail
Suite 300
Pittsford, New York 14534
(585) 218-6550
      We offer local and long distance voice services as well as high-speed Internet access and voice over Internet protocol by way of a variety of broadband product and service offerings over our network of collocations, switches and fiber network. Our services have historically been offered primarily to small- and medium-sized business customers in all of our markets and residential customers primarily in the Las Vegas, Nevada market through our wholly owned subsidiary, Mpower Communications Corp. Our markets include Los Angeles, California, San Diego, California, Northern California (the San Francisco Bay area and Sacramento), Las Vegas, Nevada and Chicago, Illinois.
U.S. TelePacific Holdings Corp.
515 S. Flower Street
47th Floor
Los Angeles, California 90071
(213) 213-3000
      U.S. TelePacific Holdings Corp., which we refer to as the Parent, is a privately held Delaware corporation and, through its subsidiaries, a provider of business telecommunications network solutions providing local, long distance, data and Internet services to small- and medium-sized businesses in California and Nevada. U.S. TelePacific Holdings Corp. is headquartered in California where it maintains local sales consultants and service and support facilities.
TPMC Acquisition Corp.
c/o U.S. TelePacific Holdings Corp.
515 S. Flower Street
47th Floor
Los Angeles, California 90071
(213) 213-3000
      TPMC Acquisition Corp., which we refer to as the Merger Sub, is a Delaware corporation and a wholly owned subsidiary of the Parent. It was formed in connection with the merger by the Parent.
The Special Meeting

Time, Place and Date (Page [ ])
      The special meeting will be held on [          ], starting at [          ] local time, at [          ].

Purpose (Page [ ])
      At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. The merger agreement provides that the Merger Sub will be merged with and into the Company, and that each outstanding share of the Company’s common stock (other than shares held in the treasury of the Company or owned by the Merger Sub, the Parent or any wholly owned subsidiary of the Parent or the Company and other than shares held by a stockholder who properly demands statutory appraisal rights) will be converted into the right to receive $1.92 in cash, without interest.
      The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting, including any adjournments or postponements for the purpose of soliciting additional proxies to adopt the merger agreement.

Record Date and Voting (Page [ ])
      You are entitled to vote at the special meeting if you owned shares of Mpower common stock at the close of business on [          ], 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [          ] shares of common stock of Mpower entitled to be voted.

Vote Required (Page [ ])
      For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Share Ownership of Directors and Executive Officers (Page [ ])
      As of the record date, the directors and executive officers of Mpower beneficially owned in the aggregate (excluding stock options) approximately [          ]% of the combined voting power of the outstanding shares of Mpower common stock entitled to vote at the special meeting. Each of them has either agreed to vote, or has advised us that he or she plans to vote, all of his or her shares in favor of the adoption of the merger agreement.

Voting and Proxies (Page [ ])
      Any Mpower stockholder of record entitled to vote may vote by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker.

Revocability of Proxy (Page [ ])
      Any Mpower stockholder of record who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following four ways:

•	filing with the Secretary of Mpower, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Secretary of Mpower, at or before the special meeting;

•	submitting a later-dated vote over the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.
Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will Be Completed (Page [     ])
      We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of 2006, subject to receipt of stockholder approval and satisfaction of the other closing conditions under the merger agreement, including the expiration or termination of the waiting period under federal antitrust laws and the receipt of applicable approvals from the Federal Communications Commission (the “FCC”) and certain state public service or public utility commissions (or similar state regulatory agencies) (“State PUCs”).
Board Recommendation (Page [     ])
      After careful consideration, our board of directors:

•	has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company’s stockholders;

•	has approved the merger agreement; and

•	recommends that Mpower’s stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Evercore Group L.L.C. (Page [     ] and Annex C)
      Evercore Group L.L.C. (“Evercore”) has delivered to the Company’s board of directors its opinion dated May 4, 2006 to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $1.92 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair from a financial point of view to the Company’s stockholders. The opinion is not a recommendation as to how any of our stockholders should vote with respect to the merger agreement or the merger. The full text of the written opinion of Evercore, which sets forth the matters considered and assumptions made in connection with its opinion, is attached as Annex C to this proxy statement. We recommend that you read the entire opinion carefully.
Financing (Page [     ])
      In connection with the merger, the Parent will cause approximately $204 million in cash to be paid to our stockholders and holders of stock options and warrants.
      These payments are expected to be funded by a combination of credit facilities provided to the Parent. The Parent has received a commitment letter from Credit Suisse Securities (USA) LLC (“Credit Suisse Securities”), Credit Suisse (“Credit Suisse”), Banc of America Securities LLC (“Banc of America Securities”) and Bank of America, N.A. (“Bank of America”), pursuant to which Credit Suisse and Bank of America have committed to provide the Parent with credit facilities in the aggregate amount of $314 million, subject to the satisfaction of the conditions contained in the commitment letter. The Parent has agreed to use its best efforts to arrange the credit facility financing on the terms and conditions described in the commitment letter. The merger agreement does not contain a financing condition.
Treatment of the Company’s Common Stock, Options, Warrants and Restricted Stock (Page [     ])
      At the effective time of the merger, each share of the Company’s common stock outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive $1.92 in cash, without interest.
      The merger agreement provides that all outstanding Mpower stock options issued pursuant to Mpower’s stock option plans, whether vested or unvested, will be canceled as of the effective time of the merger, and the holder of each stock option that has an exercise price of less than $1.92 will receive from the surviving corporation as soon as practicable thereafter an amount in cash, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each stock option as of the effective time of the merger, multiplied by

•	the excess of $1.92 over the exercise price per share of common stock subject to such option.

      The merger agreement provides that all outstanding Mpower warrants will be canceled as of the effective time of the merger, and the holder of each warrant that has an exercise price of less than $1.92 will receive from the surviving corporation an amount in cash, less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each warrant as of the effective time of the merger, multiplied by

•	the excess of $1.92 over the exercise price per share of common stock subject to such warrant.
      The merger agreement provides that the restrictions with respect to the Company’s restricted stock will lapse immediately prior to the effective time of the merger and each share of restricted stock will become fully vested and be converted into the right to receive $1.92 in cash, subject to any required withholding taxes.
Interests of the Company’s Directors and Executive Officers in the Merger (Page [     ])
      Some of our executive officers and members of our board of directors have financial interests in the merger that are different from, or in addition to, their interests as our stockholders generally. Our board of directors was aware of these interests and considered the following, among other matters, in approving the merger agreement:

•	certain of our executive officers are parties to employment and retention and severance agreements that provide for severance payments if they are terminated or they resign for specified reasons prior to or following the effective time of the merger;

•	immediately prior to the effective time of the merger, all employees who participate in our 2006 bonus plan, including our executive officers, will receive a lump-sum bonus payment in an amount equal to the sum of (i) the prorated amount of their bonus calculated based on the Company’s results as of April 30, 2006 and (ii) the prorated amount of their target bonus for the period commencing on May 1, 2006 and ending on the last day of the month in which the effective time of the merger occurs;

•	our directors and executive officers will have their vested and unvested stock options canceled as of the effective time of the merger, and they will receive cash payments for each share underlying their options equal to the excess, if any, of $1.92 per share over the exercise price per share of their stock options, less any applicable withholding taxes. As of the record date, our directors and executive officers hold an aggregate of [ ] stock options;

•	the restrictions with respect to the Company’s outstanding shares of restricted stock held by our directors and executive officers will lapse immediately prior to the effective time of the merger and each share of restricted stock will become fully vested and be converted into the right to receive $1.92 in cash, less any applicable withholding taxes. As of the record date, our directors and executive officers hold an aggregate of [ ] shares of restricted stock; and

•	the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.
Voting Agreement (Page [     ] and Annex B)
      In connection with the merger agreement, Mr. Rolla P. Huff, our Chairman and Chief Executive Officer, Mr. S. Gregory Clevenger, our Executive Vice President and Chief Financial Officer, Mr. Joseph M. Wetzel, our President and Chief Operating Officer, MCCC ICG Holdings LLC (“MCCC”), ICG Communications, Inc. (“ICG”) and Aspen Advisors LLC (“Aspen Advisors”) have entered into a voting agreement with the Parent. Among other things, the voting agreement provides that such stockholders will vote all their shares of our common stock, which represent approximately [          ]% of the combined voting power of the Company as of the record date, in favor of the adoption of the merger agreement and against any competing proposal or transaction or any proposal or transaction that could reasonably be expected to prevent or impede the completion of the merger.

Rights Agreement (Page [     ])
      Prior to the execution of the merger agreement, we amended our rights agreement to exempt the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement in accordance with the terms thereof.
Material U.S. Federal Income Tax Consequences (Page [     ])
      The merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Mpower common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Mpower common stock. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.
Regulatory Approvals (Page [     ])
      The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On May 22, 2006, the Company and the Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on June 21, 2006.
      Certain of the Company’s subsidiaries provide communications services that are regulated by the FCC and/or State PUCs. As providers of such services, those subsidiaries hold authorizations issued by the FCC and State PUCs. Permission from or notices to each of these regulatory agencies is required to transfer control of the subsidiaries and therefore to complete the transfer of control of the Company.
      Under the Communications Act of 1934, as amended, the FCC must approve the transfer of control to the Parent of the Company and those subsidiaries of the Company that hold FCC licenses and authorizations. The FCC must determine whether the Parent is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest. As part of that determination the Company expects that the FCC and certain other federal agencies will review the foreign ownership interests in the Parent to ensure that any national security concerns are addressed. The Company and the Parent filed a transfer of control application with the FCC on May 18, 2006.
      Certain subsidiaries of the Company also hold certificates and authorizations issued by State PUCs in the states of California, Illinois and Nevada where they provide intrastate telecommunications services and in several other states where they do not currently operate. The State PUCs in each of the three states where Company subsidiaries operate either must approve the transfer of control of these licenses and authorizations to the Parent or require that formal notice of the transaction be provided to them. The Company and the Parent have filed the necessary transfer of control applications and notices with these State PUCs. Certain of the states where Company subsidiaries hold certificates and authorizations but do not operate would also require approval in order to transfer control of the Company to Parent, but the Company intends to submit notices or applications to the State PUCs to cancel the certificates so that such approval is no longer required.
Procedure for Receiving Merger Consideration (Page [     ])
      As soon as practicable after the effective time of the merger, a paying agent appointed by the Parent will mail a letter of transmittal and instructions to Mpower stockholders. The letter of transmittal and instructions will tell you how to surrender your Mpower common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page [     ])
      The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.
Conditions to Closing (Page [     ])
      Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of Company stockholder approval;

•	the absence of any governmental order, decree, judgment, injunction or other ruling which prevents or prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the receipt of applicable consents and approvals from the FCC;

•	the receipt of applicable consents and approvals from the State PUCs that regulate the Company’s business or the business of any of its subsidiaries;

•	the truth and correctness of our representations and warranties (without regard to materiality or material adverse effect qualifications), except where the failure of our representations and warranties to be true and correct (without regard to materiality or material adverse effect qualifications) would not reasonably be expected to have a material adverse effect on us and our subsidiaries, individually or in the aggregate, and the truth and correctness in all material respects of our representation and warranty regarding capitalization; and

•	the performance, in all material respects, by us of our agreements and conditions in the merger agreement.
Termination of the Merger Agreement (Page [     ])
      Mpower and the Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Mpower have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either the Parent or the Company if:

•	the Company stockholders do not vote to adopt the merger agreement at the special meeting of the stockholders;

•	the closing has not occurred on or before February 1, 2007, which we refer to as the “termination date,” so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	there is any law or final, non-appealable government order, decree or ruling that prevents completion of the merger; or

•	there is a breach by the non-terminating party of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days (or is incapable of being cured before the termination date);

•	by the Company, prior to the stockholders’ meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided the Parent a three business day period to make an offer that is at least as favorable as the superior proposal;

•	by the Parent, if:

•	our board of directors withdraws or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement or recommends or approves another takeover proposal;

•	our board of directors fails to include in our proxy statement its recommendation that the Company’s stockholders vote to adopt the merger agreement;

•	our board of directors fails to publicly reaffirm its recommendation of the merger agreement and the merger within ten days after the Parent has requested in writing that our board of directors reaffirm its recommendation;

•	the Company fails to recommend rejection of a tender or exchange offer within ten days after the commencement of such tender or exchange offer;

•	a takeover proposal is publicly announced and the Company fails to issue a press release that reaffirms the recommendation of our board of directors that the Company’s stockholders vote to adopt the merger agreement; or

•	the Company fails to convene and hold the special stockholders’ meeting and timely mail a proxy statement.
Termination Fees and Expenses (Page [     ])
      Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay the Parent a termination fee of $6 million plus up to an additional $2 million for reimbursement of expenses.
Market Price of the Company’s Common Stock (Page [     ])
      Our common stock is listed on the American Stock Exchange (the “AMEX”) under the trading symbol “MPE.” On May 4, 2006, which was the last trading day before we announced the merger, the Company’s common stock closed at $1.87 per share. On [          ], 2006, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $[          ] per share.
Dissenters’ Rights of Appraisal (Page [     ] and Annex D)
      Delaware law provides you with appraisal rights in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.
      To exercise your appraisal rights, you must deliver a written objection to the merger to the Company at or before the vote on the adoption of the merger agreement at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.
      A copy of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) is attached to this proxy statement as Annex D.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following discussion addresses briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Mpower Holding Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Mpower,” “Company,” “we,” “our,” “ours” and “us” refer to Mpower Holding Corporation and its subsidiaries.
Q: What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated as of May 4, 2006, by and among the Company, U.S. TelePacific Holdings Corp. (the “Parent”) and TPMC Acquisition Corp., a wholly owned subsidiary of the Parent (the “Merger Sub”). Once the merger agreement has been adopted by Mpower’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the Merger Sub will merge with and into Mpower (the “merger”). Mpower will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly owned subsidiary of the Parent.
Q: What will I receive in the merger?

A:	Upon completion of the merger, you will receive $1.92 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $192.00 in cash in exchange for your Mpower shares.
Q: Where and when is the special meeting?

A:	The special meeting will take place at [ ], on [ ], at [ ] local time.
Q: What vote of our stockholders is required to adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Mr. Huff, Mr. Clevenger, Mr. Wetzel, MCCC, ICG and Aspen Advisors have entered into a voting agreement with the Parent pursuant to which such stockholders have agreed to vote their shares of our common stock, which, as of the record date, represent approximately [ ]% of the combined voting power of the Company, in favor of the adoption of the merger agreement.
Q: How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.
Q: What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you should mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders. Alternatively, you may grant a proxy to vote your shares over the Internet or by telephone, as indicated on the proxy card. If you fail to return your proxy card and you do not vote in person at the special meeting, it will have the same effect as voting against the merger. You are urged to act promptly in returning your proxy.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.
Q: Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying the Secretary of Mpower in writing or by submitting a new proxy card or granting another proxy over the Internet or by telephone, in each case dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.
Q: Are appraisal rights available?

A:	Yes. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement.
Q: Is the merger expected to be taxable to me?

A:	Yes. The receipt of $1.92 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize a gain or loss as a result of the merger measured by the difference, if any, between $1.92 per share and your adjusted tax basis in that share. You should read “The Merger — Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should also consult your tax advisor on the tax consequences of the merger to you.

Q:	What will the holders of the Company’s stock options, warrants and restricted stock receive in the merger?

A:	As of the effective time of the merger, all stock options and warrants to purchase shares of Company common stock will be canceled and the holder of each stock option or warrant, as the case may be, will be entitled to receive a cash payment in an amount equal to the excess, if any, of the per share merger consideration ($1.92) over the exercise price of such option or warrant, less any applicable withholding taxes. As of the effective time of the merger, restrictions with respect to the Company’s restricted stock will lapse and each share of restricted stock will become fully vested and be converted into the right to receive $1.92 in cash, less any applicable withholding taxes.
Q: When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed by the end of 2006. In order to complete the merger, we must obtain stockholder approval, and the other closing conditions under the merger agreement must be satisfied, including the expiration or termination of the waiting period under federal antitrust laws and the receipt of applicable approvals from the FCC and certain State PUCs that regulate the Company’s business or the business of any of its subsidiaries. See “The Merger Agreement — Conditions to the Merger.”

Q: Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange Mpower stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.
Q: Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact Russell I. Zuckerman, Senior Vice President, Secretary and General Counsel, at (585) 218-6567. If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
      This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger” and “The Merger — Opinion of Evercore Group L.L.C.,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the risk that the merger may not be consummated in a timely manner if at all;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding against us and others that may be instituted following announcement of the merger agreement;

•	risks regarding a loss of or substantial decrease in purchases by our major customers;

•	risks related to diverting management’s attention from ongoing business operations;

•	our dependence on key personnel;

•	risks regarding employee retention;

•	changes in regulatory requirements;

•	the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such regulatory approvals; and

•	other risks detailed in our current filings with the Securities and Exchange Commission (the “SEC”), including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

THE PARTIES TO THE MERGER
Mpower Holding Corporation
      We are a Delaware corporation with our principal executive offices at 175 Sully’s Trail, Suite 300, Pittsford, New York 14534. Our telephone number is (585) 218-6550. We offer local and long distance voice services as well as high-speed Internet access and voice over Internet protocol by way of a variety of broadband product and service offerings over our network of collocations, switches and fiber network. Our services have historically been offered primarily to small- and medium-sized business customers in all of our markets and residential customers primarily in the Las Vegas, Nevada market through our wholly owned subsidiary, Mpower Communications Corp. Our markets include Los Angeles, California, San Diego, California, Northern California (the San Francisco Bay area and Sacramento), Las Vegas, Nevada and Chicago, Illinois.
U.S. TelePacific Holdings Corp.
      U.S. TelePacific Holdings Corp., which we refer to as the Parent, is a privately held Delaware corporation and, through its subsidiaries, a provider of business telecommunications network solutions providing local, long-distance, data and Internet services to small- and medium-sized businesses in California and Nevada. U.S. TelePacific Holdings Corp. is headquartered in California where it maintains local sales consultants and service and support facilities. The mailing address of the Parent’s principal executive offices is 515 S. Flower Street, 47th Floor, Los Angeles, California 90071. The Parent’s telephone number is (213) 213-3000.
TPMC Acquisition Corp.
      TPMC Acquisition Corp., which we refer to as the Merger Sub, is a Delaware corporation and a wholly owned subsidiary of the Parent. It was formed in connection with the merger by the Parent. The mailing address of the Merger Sub’s principal executive offices is c/o U.S. TelePacific Holdings Corp., 515 S. Flower Street, 47th Floor, Los Angeles, California 90071. The Merger Sub’s telephone number is (213) 213-3000.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [                    ], 2006, starting at [          ] local time, at [          ]. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on [                    ], 2006.
Record Date, Quorum and Voting Power
      The holders of record of Mpower common stock at the close of business on [                    ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [                    ] shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.
      Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting.
      The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.
Required Vote
      Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date.
      In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by completing, signing, dating and returning the enclosed proxy, by granting a proxy over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.
      If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the AMEX, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of such proposals (i.e., “broker non-votes”). Shares of Company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as votes “AGAINST” the adoption of the merger agreement.
      As of [                    ], the record date, our directors and executive officers beneficially owned (excluding stock options), in the aggregate, [                    ] shares of our common stock, representing approximately [          ]% of the combined voting power of the outstanding shares of our common stock. The directors and executive officers have informed Mpower that they have agreed to or intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. At the Parent’s request, Mr. Huff, Mr. Clevenger, Mr. Wetzel, MCCC, ICG and Aspen Advisors entered into a voting agreement with the Parent that provides that such stockholders will vote their shares of our common stock, which represent approximately [          ]% of our combined voting power, “FOR” the adoption of the merger agreement. See “The Merger — Voting Agreement.”
Proxies; Revocation
      If you vote your shares of our common stock by signing a proxy, or by granting a proxy over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the adoption of the merger agreement.
      You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise our Secretary in writing, deliver a new proxy, or submit another proxy over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.
      If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply, and instead you must follow the directions provided by your broker to change these instructions.
      Mpower does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.
      Mpower will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Mpower may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Mpower will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Adjournments and Postponements
      Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. Any signed proxies, or proxies submitted over the Internet or by telephone, received by Mpower will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Mpower stockholders who have already sent in their proxies to revoke them at any time prior to their use.

THE MERGER
Background of the Merger
      Since emerging from bankruptcy in 2002 and recognizing the consolidation trends in our industry, we have entered into confidentiality agreements with a number of different parties pursuant to which we and they exchanged material non-public information relevant to evaluating a strategic transaction.
      Beginning in August 2005, Rolla P. Huff, our Chairman and Chief Executive Officer, and S. Gregory Clevenger, our Chief Financial Officer, had multiple discussions with Morgan Stanley & Co. Incorporated (“Morgan Stanley”) regarding a strategic combination with another competitive local exchange carrier (“Party A”). Mr. Huff and Mr. Clevenger discussed potential transaction structures with Morgan Stanley including a stock-for-stock merger in which the combined entity would incur additional debt to fund the repayment/redemption of certain preferred stock issued by Party A. During August and September 2005, Company management also had multiple discussions with senior management of Party A regarding such a transaction. However, given that the exact equity ownership of the stockholders of Party A and the Company in the combined entity would be largely dependent on the amount of Party A’s preferred stock repaid/redeemed in the transaction and the fact that such amount was not ascertainable at that time, these discussions did not advance beyond preliminary stages during this period. Nonetheless, throughout November and December 2005, senior members of our management and Party A continued to discuss a possible strategic transaction.
      Beginning in mid-September 2005, members of our senior management also engaged in preliminary discussions with representatives of the Parent regarding a possible strategic transaction in which we would acquire the Parent. On September 20, 2005, we entered into a confidentiality agreement with the Parent and subsequently received an offering memorandum which set forth a process description and timeline for us to submit a non-binding indication of interest for a strategic transaction involving the Parent.
      On October 3, 2005, our board of directors met to discuss the possible acquisition of the Parent by the Company. At the meeting, senior members of our management presented our board with preliminary valuation considerations and sought the approval of our board to continue discussions with the Parent and present the Parent with a non-binding letter of intent to acquire the Parent in a stock-for-stock transaction.
      On October 4, 2005, our board of directors held an executive session to discuss the terms of the offer proposal to be made to the Parent and further discussed the strategic aspects and risks of combining the Parent and the Company and management’s recommendations regarding submitting a bid.
      On October 6, 2005, we presented the Parent with a non-binding letter of intent to acquire the Parent in a stock-for-stock transaction. Shortly after receiving our non-binding offer, a representative of the Parent contacted Mr. Huff by telephone and informed him that our offer was inadequate, particularly in the areas of valuation and control. Following this telephone conversation, discussions between us and the Parent broke off and senior members of our management provided an update to our board of directors on the status of our discussions with the Parent.
      In January 2006, senior members of management made a presentation to our board of directors summarizing the strategic discussions that occurred during the fall of 2005 and the willingness of other parties to consider potential strategic transactions with us. After discussions with management of possible avenues for maximizing shareholder value, our board of directors also approved a stock repurchase program. Our board of directors approved the stock repurchase program based upon our belief that our stock price did not reflect the long-term underlying value of our business.
      On January 18, 2006, we announced that our board had authorized the Company to repurchase up to $10 million of our shares in the open market over the next 12 months.
      Subsequent to our announcement of the stock repurchase program, Mr. Huff and Mr. Clevenger attended an industry conference at which senior executives of Party A were in attendance. At an impromptu meeting among our senior executives and senior executives of Party A, the participants agreed that they would continue to work towards a possible transaction. At the meeting, the participants were also able to define with greater certainty the amount of Party A’s preferred stock that would be repaid/redeemed in the transaction and the corresponding ownership percentage of our stockholders in the combined entity.
      On February 20, 2006, a member of our board of directors was contacted by a member of the board of directors of another competitive local exchange carrier (“Party B”) indicating Party B’s interest in pursuing a possible transaction with us. We informed representatives of Party B that we were involved in negotiations with another party at that time and that Party B would need to promptly submit a proposal in order for such a proposal to be considered by us. Shortly thereafter, Party B entered into a confidentiality agreement with us and commenced a due diligence investigation of the Company.
      Discussions regarding a transaction with Party A continued for approximately two months and included management presentations and due diligence meetings by each of the parties. Following these meetings, Mr. Huff and the chief executive officer of Party A expressed a continued interest in pursuing a potential transaction. Between mid-February and mid-March, senior members of our management and senior members of Party A’s management continued to meet in order to gain a better understanding of the operational characteristics of each of the businesses and evaluate potential synergies.
      On March 12, 2006, we received a non-binding letter of intent from Party A that contemplated a stock-for-stock merger and the incurrence of additional indebtedness by the combined entity to fund certain repurchases of Party A’s preferred stock and pay related management incentives. The proposal provided for our stockholders to receive a smaller percentage of the combined entity than was originally discussed at the industry conference in January and the proposal also included a request for a four-week exclusivity period in order to complete due diligence and negotiate a definitive merger agreement.
      On March 13, 2006, our board of directors met to consider Party A’s proposal and exclusivity request. At that time, our board decided that the proposal was not compelling enough to grant the requested exclusivity and instructed management and Morgan Stanley to seek an improved proposal from Party A. Over the next two weeks, our senior management directly, and through our financial advisor, Morgan Stanley, contacted Party A and its advisors in order to convince Party A to improve its proposal.
      On March 14, 2006, we received a non-binding letter of intent from Party B to acquire us for a combination of cash and Party B’s common stock.
      On March 30, 2006, we received a revised letter of intent from Party A which increased the ownership percentage of our stockholders in the new combined entity.
      At this time, Mr. Huff contacted representatives of Evercore and indicated that we might seek to engage Evercore to advise our board regarding the fairness from a financial point of view of a potential transaction. We determined that seeking such advice from Evercore might be appropriate given that certain potential transactions would involve the issuance of debt by a combined entity which would be underwritten by Morgan Stanley.
      On March 31, 2006, Mr. Huff received a telephone call from a representative of the Parent which was the first meaningful contact between the Parent and the Company since October 2005, when discussions between the parties broke off. During this telephone conversation, the Parent’s representative indicated a renewed interest in pursuing a transaction with the Company. Mr. Huff indicated that if the Parent wanted to participate in discussions with us then the Parent would have to promptly submit a proposal. Later that day, we received a proposal from the Parent for $1.75 per share in cash, subject to financing, due diligence and confirmation of certain assumed synergies.
      Also on March 31, 2006, our board of directors met to consider the various proposals we had received to date, including the cash offer we received from the Parent. During the meeting, representatives of Shearman & Sterling LLP also advised the board of directors of its fiduciary duties under Delaware law in connection with the potential sale of the Company. After discussion, our board determined that Party B’s offer was inadequate based upon the offer price and that the Parent’s offer was inadequate based upon the offer price and the various contingencies contained in the offer. Our board also concluded that the proposed transaction with Party A, if completed, could provide greater value to our stockholders. On this basis and given that the board believed the competitive process would be improved if we were to enter into a definitive agreement with Party A, the board authorized management to continue discussions with Party A and approved the grant of a four-week exclusive negotiating period to Party A. We entered into such exclusivity arrangement with Party A shortly thereafter.
      On April 4, 2006, we were notified by representatives of Party A that Party A was no longer interested in pursuing a transaction with us, and we received a letter formally terminating the letter of intent and exclusivity period.
      Following our receipt of the termination letter from Party A, our board of directors met and authorized senior members of management and representatives of Morgan Stanley to contact other parties, including those parties with whom we had previously engaged in discussions, to inquire as to such parties’ interest in pursuing a strategic transaction with us. Shortly thereafter, senior members of our management and representatives of Morgan Stanley contacted at least four other parties regarding a potential transaction, including three parties with whom we had engaged in strategic discussions in the past. One of these parties with whom we had discussions in the past entered into a confidentiality agreement with us and shortly thereafter commenced due diligence. Discussions with this party did not advance beyond preliminary due diligence.
      On April 5, 2006, we contacted representatives of another competitive local exchange carrier (“Party C”) regarding our interest in discussing a possible acquisition of Party C. Mr. Huff and Mr. Clevenger met with the chief executive officer and chief operating officer of Party C and discussed potential synergies and the framework of a potential transaction. Shortly thereafter, we executed a confidentiality agreement with Party C and commenced mutual due diligence with Party C.
      On April 6, 2006, Morgan Stanley contacted Party B and indicated that Party B would need to increase its offer above the price range previously indicated in order to be considered by the Company. Representatives of Party B indicated to our financial advisor that they were not interested in engaging in further discussions regarding a possible transaction if Party B needed to increase its offer above the price range previously indicated in its letter of intent.
      On April 6, 2006, we received a revised proposal from the Parent to acquire the Company for $1.85 per share in cash, subject to, among other things, additional due diligence, confirmation of certain synergies and the Parent’s receipt of financing. Following our receipt of the revised proposal, the Parent was given access to an electronic dataroom set up by the Company, and the Parent and its advisors conducted a review of the materials contained in the electronic dataroom and engaged members of our senior management in due diligence discussions.
      On April 12, 2006, we presented Party C with a non-binding term sheet outlining the basic terms of a transaction in which we would acquire Party C.
      On April 15, 2006, senior members of our management attended all day due diligence meetings and management presentations with senior members of management of Party C.
      On April 18, 2006, we received a draft letter of intent from Party C further detailing the terms of a transaction between us and Party C. Following our receipt of Party C’s letter of intent, senior members of our management and representatives of Party C continued to perform mutual due diligence and discussed valuation considerations. On April 26, 2006, we presented Party C with an initial draft of a merger agreement.
      On April 28, 2006, we received a revised proposal from the Parent with an offer price of $1.88 per share in cash, with such offer no longer subject to additional due diligence, receipt of financing or further confirmation of assumed synergies. The Parent’s proposal included a draft merger agreement and financing commitment letters. Senior members of our management, together with our legal advisors and Morgan Stanley, discussed the offer with our board of directors on a conference call. Based on these discussions and additional financial analysis, senior members of our management determined the lowest price that we could reasonably pay to acquire Party C in order for such a transaction to be a superior alternative to the Parent’s latest offer. Senior members of our management presented this revised offer verbally to the chief executive officer of Party C. Upon receipt of our verbal offer, the chief executive officer of Party C indicated that our revised offer was inadequate but that Party C was willing to evaluate a potential transaction with us on revised terms.
      At the request of our senior management and our board of directors, Morgan Stanley continued to urge the Parent to increase its offer price. On May 1, 2006, the Company formally engaged Evercore to advise the Company’s board of directors regarding the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in a potential transaction. Also on May 1, 2006, we received a revised proposal from the Parent increasing its offer price to $1.92 per share in cash.
      On May 2, 2006, we delivered to the Parent comments on the draft merger agreement and we received a draft of a voting agreement pursuant to which certain of our stockholders, including Mr. Huff, Mr. Clevenger and Joseph M. Wetzel, our President and Chief Operating Officer, would agree to vote Company shares beneficially owned by them in favor of the adoption of the merger agreement and against other proposals.
      Also on May 2, 2006, our board of directors met in a previously scheduled meeting. Also present at the meeting were members of our senior management and representatives of Morgan Stanley, Evercore and Shearman & Sterling. At the meeting, management updated our board on the revised proposal that we had received from the Parent, and the status of our discussions with the Parent and Party C. Representatives of Morgan Stanley and Evercore reviewed with our board of directors their preliminary financial analysis regarding the proposed transaction with the Parent. Representatives of Shearman & Sterling reviewed the terms of the draft merger agreement with our board of directors and discussed open issues that would need to be resolved with respect to the draft merger agreement.
      During the period from May 2 through May 4, 2006, the parties and their respective advisors worked to finalize the terms of the merger agreement and related agreements.
      At a special meeting of our board of directors held on May 4, 2006 at 4:00 p.m., our board of directors reviewed the discussions and contacts with the Parent occurring after the board’s meeting held on May 2, 2006. Representatives of Shearman & Sterling, Morgan Stanley and Evercore participated in the meeting. Our board of directors reviewed in detail the proposed terms of the merger agreement and discussed various factors to be considered in connection with its deliberations with respect to the merger and the merger agreement. Morgan Stanley and Evercore then delivered their detailed financial analysis in connection with the proposed transaction and Evercore delivered its oral opinion, later confirmed in writing, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $1.92 per share in cash to be received by our stockholders pursuant to the merger agreement was fair, from a financial point of view, to our stockholders. During the meeting, representatives of Shearman & Sterling advised the board of directors of its fiduciary duties under Delaware law in connection with the sale of the Company. The board of directors also discussed those issues that would need to be resolved before the terms of the merger agreement could be finalized.
      On May 4, 2006 at 9:30 p.m., our board of directors held another special meeting in which representatives of Shearman & Sterling, Morgan Stanley and Evercore participated. The board of directors reviewed the final terms of the merger agreement. Following discussions and questions by the board members to the Company’s senior management and financial and legal advisors, and based upon its investigations and the totality of information provided to it, the Company’s board unanimously approved and declared advisable the merger agreement and the merger with the Parent and resolved to recommend that our stockholders adopt the merger agreement and related agreements. Thereafter, we executed the merger agreement and related agreements with the Parent.
      On May 5, 2006, before the opening of the U.S. markets, both the Company and the Parent issued press releases announcing the execution of the merger agreement.

Reasons for the Merger
      After careful consideration, the Company’s board of directors has approved and determined the merger agreement advisable and has declared that the merger and the merger agreement are fair to and in the best interests of the Company’s stockholders. In the course of reaching its decision to approve the merger agreement, the Company’s board of directors consulted with senior management and the Company’s financial and legal advisors and considered a number of factors, including the following:

•	the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the competitive local exchange industry and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the potential value that might result from other alternatives available to the Company, including the alternative of remaining a stand-alone, independent company, as well as the risks and uncertainties associated with those alternatives;

•	the efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors with our financial and legal advisors (see “The Merger Agreement”) and the fact that these terms and conditions were the product of arm’s-length negotiations between the parties;

•	the current and historical market prices of the Company’s common stock, including the market price of the Company’s common stock relative to those of other industry participants and general market indices, and the fact that the cash merger price of $1.92 per share represents a premium of approximately 25.3% to the average closing share price of the Company’s common stock over the 30-day trading period ending on May 3, 2006, the last trading day prior to the execution of the merger agreement;

•	the financial presentation of Evercore, including its opinion to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $1.92 per share in cash to be received by the Company’s stockholders pursuant to the merger agreement was fair, from a financial point of view, to the Company’s stockholders (see “The Merger — Opinion of Evercore Group L.L.C.”);

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders for U.S. federal income tax purposes;

•	the fact that the Company could terminate the merger agreement, prior to the stockholder vote, in order to approve a transaction proposal by a third party on terms more favorable to the Company’s stockholders than the merger with the Merger Sub, after having given the Parent an opportunity to match the third-party proposal and upon the payment to the Parent of a $6 million termination fee plus up to an additional $2 million for reimbursement of expenses (see “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fees and Expenses”);

•	the commitment made by the Parent to treat the Company’s employees in a fair and equitable manner, including to provide (for a six-month period following the closing) each employee of the Company with at least the same level of base salary, cash incentive compensation and other variable cash compensation that was provided to such employee immediately prior to the merger and employee benefits (other than equity-based compensation) that are no less favorable in the aggregate than those provided to such employee immediately prior to the merger;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the interests of the Company’s officers and directors in the merger; and

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger.
      The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors approved and recommends the merger based upon the totality of the information presented to and considered by it.
Recommendation of the Company’s Board of Directors
      After careful consideration, the Company’s board of directors:

•	has determined that the merger and the merger agreement are advisable, fair to and in the best interests of the Company’s stockholders;

•	has approved the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.
Opinion of Evercore Group L.L.C.
      Our board of directors engaged Evercore to act as its financial advisor to render an opinion as to the fairness, from a financial point of view as of May 4, 2006, of the merger consideration to be received by the holders of shares of Mpower common stock, other than holders of dissenting shares and shares held by the Parent or Mpower or their respective wholly owned subsidiaries. For purposes of this proxy statement, we refer collectively to dissenting shares and shares held by the Parent or Mpower or their respective wholly owned subsidiaries as “excluded shares.”
      Evercore did not address Mpower’s underlying business decision to effect the merger and expressed no opinion or recommendation as to how the stockholders of Mpower should vote at the stockholders’ meeting to be held in connection with the merger. Evercore was not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspect of the transaction contemplated by the merger agreement, nor was Evercore requested to provide any services other than the delivery of its opinion. Evercore was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of, business combination with, or other extraordinary transaction involving, Mpower. Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view as of May 4, 2006, of the merger consideration to be received by the holders of shares of Mpower common stock, other than holders of excluded shares, in the merger.
      On May 4, 2006, Evercore delivered its opinion to the Mpower board of directors that, as of that date, and subject to the factors, limitations, qualifications and assumptions set forth therein, the merger consideration to be received by the holders of shares of Mpower common stock, other than holders of excluded shares, was fair, from a financial point of view, to the holders of such shares of Mpower common stock.
      The full text of Evercore’s written opinion is attached as Annex C to this proxy statement and sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. The summary of Evercore’s written opinion below is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion carefully in its entirety.

      In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available audited and unaudited financial statements of Mpower;

•	analyzed certain internal financial statements and other financial statements and non-public operating data relating to Mpower prepared by and furnished to Evercore by the management of Mpower;

•	reviewed certain financial projections relating to Mpower prepared by and furnished to Evercore by the management of Mpower;

•	discussed the past and current operations, financial projections and current financial condition of Mpower with the management of Mpower;

•	reviewed the reported prices and trading activity of the common stock of Mpower;

•	compared certain financial information for Mpower with that of certain publicly traded companies that Evercore deemed relevant;

•	reviewed the financial terms of certain business combinations and other transactions that Evercore deemed relevant and compared the valuation multiples in those transactions to those contemplated by the merger;

•	reviewed a draft of the merger agreement dated May 3, 2006; and

•	performed such other analyses and examinations and considered such other factors as Evercore has in its sole judgment deemed appropriate.
      For the purposes of its analysis and opinion, Evercore did not assume any responsibility for independently verifying the accuracy and completeness of the information reviewed by or for Evercore. With respect to the financial projections and tax benefit information of Mpower which were furnished to Evercore, Evercore assumed that such financial projections and tax benefit information had been reasonably prepared by Mpower, on bases reflecting the then best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Mpower. Evercore further assumed that such financial projections and tax benefits will be realized in the amounts and at the time indicated in the information provided to Evercore. Evercore expresses no view as to such financial projections or the assumptions on which they are based.
      Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Mpower, nor was Evercore furnished with any such appraisals. For purposes of its analyses and opinion, Evercore assumed that the definitive merger agreement would not vary from the draft merger agreement reviewed by Evercore in any manner material to Evercore’s opinion. Evercore’s opinion is necessarily based on economic, market and other conditions existing at, and the information and draft merger agreement and related exhibits thereto made available to Evercore as of, the time at which it delivered its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
      In receiving Evercore’s opinion on May 4, 2006, and reviewing with Evercore the written materials prepared by Evercore in support of its opinion, the board of directors of Mpower was aware of and consented to the assumptions and other matters discussed above.
      Evercore’s opinion was only one of many factors considered by the Mpower board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Mpower board of directors or management with respect to the merger or the consideration to be received in accordance with the merger agreement.

Summary of Analyses
      The following is a summary of the material analyses performed by Evercore and presented to the Mpower board of directors in connection with rendering its opinion. The summary of the opinion is qualified in its entirety by reference to the full text of Evercore’s written opinion, which is attached as Annex C to this proxy statement. You are urged to read the full text of the Evercore opinion carefully in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Evercore.
      Evercore considered a number of analyses in assessing the fairness, from a financial point of view as of May 4, 2006, of the merger consideration to be received by the holders of shares of Mpower common stock, other than holders of excluded shares. These analyses included: (1) an analysis of implied transaction premiums; (2) a peer group trading analysis; (3) an analysis of selected precedent transactions; and (4) a discounted cash flow analysis. In addition, for the information of Mpower’s board of directors, Evercore also reviewed certain historical trading data relating to Mpower common stock.
      The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Evercore made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion. Furthermore, some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. The summary data and tables alone are not a complete description of the financial analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Evercore’s financial analyses.
      Historical Trading Price Review.  Evercore reviewed the average closing share prices of Mpower common stock over various periods, each one ending on May 3, 2006, the last trading day prior to the execution of the merger agreement. This per share price was $1.87. The table below illustrates the premium implied by the $1.92 per share merger consideration to the historical average closing share prices for each of those periods ending on May 3, 2006:

Trading
Period	Average Closing Price	Premium

1-Day	$1.87	2.7%
5-Day	$1.76	9.3%
10-Day	$1.69	13.9%
20-Day	$1.57	22.4%
30-Day	$1.53	25.3%
60-Day	$1.46	31.6%
      Evercore also noted that the closing price of Mpower common stock was $1.67 on April 28, 2006, the last trading day prior to the announcement on May 1, 2006 of Level 3 Communications, Inc.’s proposed acquisition of TelCove, Inc., and that it had increased approximately 12%, in significantly higher than average trading, in the three trading days preceding the announcement of the merger.
      Finally, Evercore noted that the $1.92 per share merger consideration was approximately 1.0% less than the highest sales price of the Mpower common stock during the 12-month period ending May 3, 2006, $1.94, but represented a premium of approximately 82.9% over the lowest sales price during that same period, $1.05.
      Implied Transaction Premiums Analysis. Evercore reviewed and analyzed the premiums paid relative to public market pre-announcement trading prices for all completed cash transactions involving a change in control between $100 million and $300 million in size completed since January 1, 2004. Evercore examined a group of 67 transactions. Evercore calculated and compared the premiums paid in these transactions based on the value of the per share consideration received in the transaction relative to the closing stock price of each target company one day, one week and one month prior to the announcement of each respective transaction.

Information concerning other transactions was obtained from Securities Data Corporation. The following table summarizes the analysis:
U.S. Cash Transactions Between $100 million and $300 million
January 2001 — May 3, 2006 (67 Transactions)

	Premium to Closing
	Stock Price

	1 Day	1 Week	1 Month
	Prior	Prior	Prior

Mean	26.7%	29.2%	32.7%
Median	23.8%	24.4%	25.4%
Implied Per Share Price Based on Mean	$2.37	$2.17	$1.96
Implied Per Share Price Based on Median	$2.31	$2.09	$1.86
      Based on its analysis of these 67 transactions, Evercore estimated an implied valuation range for Mpower common stock of approximately $1.86 to $2.37 per share, compared to the $1.92 per share merger consideration.
      Peer Group Trading Analysis.  Evercore analyzed selected operating and financial information provided by the management of Mpower, stock price performance data and valuation multiples for Mpower, and compared such data to those of selected publicly traded companies with certain operations and characteristics that Evercore deemed to be reasonably similar to Mpower for purposes of this analysis. Evercore used the earnings forecasts for these companies from Wall Street estimates. For Mpower, earnings forecasts were based on Mpower management’s financial projections and Wall Street projections. In conducting its analysis, Evercore considered the trading multiples of the following companies, which Evercore refers to as the peer group companies:

CBeyond Communications, Inc.
Cogent Communications, Inc.
Covad Communications Group, Inc.
Eschelon Telecom, Inc.
ITC Deltacom, Inc.
Pac-West Telecomm, Inc.
Time Warner Telecom Inc.
US LEC Corp.
XO Holdings, Inc.
      As part of its peer group trading analysis, Evercore reviewed, among other things, the multiples of total enterprise value (or “TEV”) to Mpower’s and each of the peer group companies’ 2006 and 2007 projected earnings before interest, taxes, depreciation and amortization (or “EBITDA”) based on Wall Street estimates. Additionally for Mpower, Evercore also reviewed the multiples of TEV to projected 2006 and 2007 EBITDA based on Mpower management’s internal estimates. These multiples are based on the closing stock prices of these companies on May 3, 2006, which in the case of Mpower was $1.87, and the TEV derived from those closing prices, which in the case of Mpower was $193 million.

      The following table summarizes the analysis:

TEV/ EBITDA

	2006E	2007E

Mpower Management Projections	7.6x	5.8x
Mpower Wall Street Projections	8.1x	6.2x
Peer Group High	17.8x	18.4x
Peer Group Low	5.9x	4.8x
Peer Group Mean	10.6x	11.2x
Peer Group Median	9.4x	11.5x
      Based on Evercore’s analysis of TEV as a multiple of projected 2006 and 2007 EBITDA, for the companies above, Evercore selected an EBITDA trading multiple range for 2006 of 6.0x to 10.0x, and an EBITDA trading multiple range for 2007 of 5.0x to 9.0x. Based on the projections and assumptions set forth above, the peer group trading analysis of Mpower yielded, for 2006, an implied TEV ranging from $152 million to $253 million and an implied equity value per share ranging from $1.51 to $2.37, and for 2007 an implied TEV ranging from $165 million to $298 million and an implied equity value per share ranging from $1.64 to $2.75, in each case compared to the $1.92 per share merger consideration.
      Each of the peer group companies, like Mpower, is a competitive local exchange carrier, sometimes referred to as a “CLEC.” Evercore selected the peer group companies above because their businesses and operating profiles are reasonably similar to those of Mpower. However, because of the inherent differences among the business, operations and prospects of Mpower and the businesses, operations and prospects of the selected peer group companies, no peer group company is exactly the same as Mpower. Accordingly, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the peer group company analysis. Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Mpower and the companies included in the peer group company analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments included considerations of the differing sizes, growth prospects, profitability levels and degree of operational risk between Mpower and the companies included in the peer group trading analysis.
      Selected Precedent Transaction Analysis.  Evercore reviewed and analyzed selected merger and acquisition transactions which have been announced involving companies that Evercore, based on its experience with merger and acquisition transactions, determined to be similar in some respects to the proposed merger for purposes of this analysis. Evercore reviewed, among other things, the ratio of the TEV for each of these transactions to EBITDA for the 12-month period preceding the announcement of these transactions. The precedent transactions selected in the Evercore analysis included:

Acquiror	Target	Date Announced

Level 3 Communications, Inc.	TelCove, Inc.	05/01/06
Level 3 Communications, Inc.	ICG Communications, Inc.	04/17/06
Choice One/ CTC Communications Corp.	Conversent Communications, Inc.	03/28/06
Integra Telecom, Inc.	Electric Lightwave, Inc.	02/07/06
Level 3 Communications, Inc.	Progress Telecom LLC	01/26/06
Eschelon Telecom, Inc.	Oregon Telecom, Inc.	01/27/06
Elk Associates LLC	XO Communications, Inc. (Wireline Business)	11/04/05
Talk America Holdings, Inc.	Network Telephone Corporation	10/19/05
Rogers Communications Inc.	Call-Net Enterprises Inc.	05/13/05
      Evercore noted that based on information available to Evercore the ratio of TEV to EBITDA for the four fiscal quarters preceding the announcement of each transaction, which period Evercore refers to as LTM, ranged from 3.6x to 9.5x, but that the mean and median for the ratio of TEV to LTM EBITDA were both 6.0x.
      Based on its valuation analysis of the selected precedent transactions, and taking into consideration the differences that may exist between the above transactions and Mpower’s proposed merger with the Parent, Evercore selected a TEV to LTM EBITDA ratio range of 6.0x to 9.5x which yielded implied TEV ranging from $122 million to $194 million and implied equity value per share ranging from $1.25 to $1.88, compared to the $1.92 per share merger consideration.
      Evercore noted that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market trading price fluctuations and microeconomic factors such as industry results and growth expectations. Evercore also noted that no company or transaction reviewed was identical to the proposed merger and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the precedent transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.
      Discounted Cash Flow Analysis.  Evercore calculated the estimated present value of Mpower’s future unlevered free cash flows (which we refer to in this proxy statement as “FCF”) for the fiscal years 2006 through 2010 based on the financial projections prepared by Mpower’s management. Evercore also considered the estimated present value of Mpower’s tax benefits. Evercore then calculated a range of terminal values in the year 2010 based on perpetuity growth rates of FCFs ranging from 4.0% to 6.0%. The present value of the future cash flows and terminal values were discounted using a range of discount rates of 13.0% to 15.0%. The discount rate range was determined based on estimates of Mpower’s weighted average cost of capital.
      The following table summarizes the results of the discounted cash flow analysis:
      Implied Price Per Share:

	Perpetuity Growth Rate

Discount Rates	4.0%	5.0%	6.0%

13%	$1.96	$2.12	$2.32
14%	$1.79	$1.91	$2.07
15%	$1.65	$1.75	$1.87
      Based on its discounted cash flow analysis, and taking into consideration the management and adjusted financial projections, Evercore estimated an implied value range for Mpower common stock of approximately $1.79 to $2.07 per share, compared to the per share merger consideration of $1.92.
      While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions relating to future events, including assets and earnings growth rates, terminal values and discount rates. Accordingly, such information cannot be considered a reliable predictor of future operating results and should not be relied on as such.

General
      Evercore is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations, recapitalizations and financial restructurings. Evercore was selected as the financial advisor to the Mpower board of directors on the basis of its reputation and experience.
      As compensation for its services, Mpower has agreed to pay Evercore a fee of $500,000 upon the delivery of its opinion. In addition, Mpower has agreed to reimburse Evercore for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Evercore for certain liabilities that may arise out of its engagement by Mpower and the rendering of its opinion.

      In the ordinary course of their business, affiliates of Evercore may actively trade in the securities of Mpower or the Parent for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
Financing
      In connection with the merger, the Parent will cause approximately $204 million in cash to be paid to the Company’s stockholders and holders of the Company’s stock options and warrants.
      These payments are expected to be funded by a combination of credit facilities provided to the Parent. In connection with the execution and delivery of the merger agreement, the Parent obtained a commitment letter from Credit Suisse Securities, Credit Suisse, Banc of America Securities and Bank of America providing for $314 million in credit facilities.
      The commitment is conditioned on the merger being consummated by February 1, 2007 and other customary conditions. The lenders have the right to terminate the commitment under certain circumstances, including the occurrence of events which are substantially similar to the events constituting a “material adverse effect” on the Company that are described in “The Merger Agreement — Conditions to the Merger.”
      The merger agreement does not contain a financing condition. Under the terms of the merger agreement, the Parent has agreed to use its best efforts to arrange its financing on the terms and conditions described in the commitment letter from its proposed lenders. In the event any portion of the Parent’s financing becomes unavailable on the terms and conditions contemplated in the commitment letter, the Parent is obligated to use its best efforts to arrange to obtain that portion from alternative sources. The Parent is obligated to keep us informed of the status of its efforts to arrange financing and to give us prompt notice of any material breach by any party of the commitment letter or of any termination of the commitment letter. The Parent must consult with us before it permits any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the commitment letter. With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable cooperation in connection with the arrangement of the financing as may be reasonably requested by the Parent.
Certain Remedies
      In connection with the merger agreement, the Parent has agreed to cause a letter of credit to be issued in favor of the Company in the amount of $6 million. The letter of credit will serve as liquidity support to the Company in the event that the Parent and the Merger Sub fail to consummate the merger within 20 business days after receipt by the Parent of a written notification by an authorized officer of the Company certifying that the conditions to the obligations of the parties to complete the merger have been satisfied. In such event, the Company will be entitled to draw upon the letter of credit by delivering a draw certificate to the issuing financial institution. The delivery of such draw certificate will be without prejudice to the rights of the Parent and the Merger Sub, on the one hand, and the Company, on the other hand, to assert any claim or position with respect to any issues or disputes between the parties concerning their rights and obligations under the merger agreement.
      If a court having jurisdiction over actions, suits or proceedings arising under the merger agreement issues a final, non-appealable judgment in favor of the Parent substantially to the effect that the Parent and the Merger Sub have no liability under the merger agreement for failing to effectuate the merger under such circumstances, the Company will, within two business days of the issuance of such judgment, reimburse the Parent the full amount drawn under the letter of credit plus interest. If such final judgment is in the favor of the Company, any amounts drawn under the letter of credit will be applied to reduce any damages awarded to the Company by such court. To the extent that the amounts so drawn under the letter of credit exceed the damages awarded by such court, the Company shall reimburse such excess to the Parent within two business days after the issuance of such award.

Interests of the Company’s Directors and Executive Officers in the Merger
      Some of our executive officers and members of our board of directors have financial interests in the merger that are in addition to, or different from, their interests as our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Company Stock Options and Other Equity Awards
      As of the record date, there were approximately [                    ] shares of our common stock subject to outstanding stock options granted to our executive officers and directors under our stock option plans. Under the terms of the merger agreement, any outstanding stock options that remain outstanding and unexercised as of the effective time of the merger will be canceled, and the holder of each stock option that has an exercise price of less than $1.92 will receive from the surviving corporation as soon as practicable thereafter a cash payment, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each stock option as of the effective time of the merger, multiplied by

•	the excess of $1.92 over the exercise price per share of common stock subject to such stock option.
      As of the record date, there were approximately [                    ] outstanding shares of restricted stock held by our directors and executive officers. Under the terms of the merger agreement, the restrictions with respect to the shares of the Company’s outstanding restricted stock will lapse immediately prior to the effective time of the merger and each share of restricted stock will become fully vested and be converted into the right to receive $1.92 in cash less any applicable withholding taxes.
      The following table summarizes (i) the vested and unvested stock options with exercise prices of less than $1.92 per share held by each of our executive officers and directors as of May 23, 2006, (ii) the number of shares of restricted stock held by each of our executive officers and directors as of May 23, 2006 and (iii) the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their stock options and the payment for their shares of restricted stock:

	No. of Shares
	Underlying	Weighted Average
	Vested and	Exercise Price of
	Unvested	Vested and	No. of
	Stock	Unvested Stock	Restricted	Resulting
	Options	Options	Shares	Consideration

Rolla P. Huff	3,916,295	$0.64	—	$5,017,525.05
Chief Executive Officer and Chairman of the Board
Michael E. Cahr	255,000	$0.17	—	$446,650.00
Director
Anthony J. Cassara	250,000	$0.75	—	$292,500.00
Director
Michael M. Earley	255,000	$0.17	—	$446,650.00
Director
Andrew D. Lipman	150,000	$1.40	—	$78,000.00
Director
Robert M. Pomeroy	255,000	$0.17	—	$446,650.00
Director
Joseph M. Wetzel	2,080,671	$0.58	132,500	$3,042,719.59
President and Chief Operating Officer
S. Gregory Clevenger	2,180,648	$0.55	125,741	$3,229,173.14
Executive Vice President and Chief Financial Officer

	No. of Shares
	Underlying	Weighted Average
	Vested and	Exercise Price of
	Unvested	Vested and	No. of
	Stock	Unvested Stock	Restricted	Resulting
	Options	Options	Shares	Consideration

Russell I. Zuckerman	1,332,498	$0.52	66,667	$1,987,965.06
Senior Vice President, General Counsel and Corporate Secretary
James G. Dole	200,000	$1.63	56,667	$166,800.64
Senior Vice President, Strategic Implementation
James E. Ferguson	593,418	$1.10	97,167	$671,151.86
President, Sales and Marketing
Anthony M. Marion, Jr.	250,702	$1.30	30,000	$213,561.99
Vice President, Information Technology
Michele D. Sadwick	402,522	$0.87	25,000	$472,362.77
Vice President, Customer Base Management
Russell A. Shipley	388,720	$1.24	66,667	$394,104.94
President, Wholesale and Network Services
Michael J. Tschiderer	391,909	$0.94	61,667	$496,423.00
Senior Vice President of Finance, Controller and Treasurer

Compensation Under Existing Employment and Severance and Retention Agreements
      We have entered into various employment and severance and retention agreements with our executive officers pursuant to which payments may be made in connection with the merger as described below.
      Rolla P. Huff. Pursuant to his employment agreement, in the event that at any time prior to or following the effective time of the merger, Mr. Huff’s employment ceases for any reason, he will be entitled to a severance payment equal to the greater of (a) $1.5 million, and (b) two times the sum of his then current base salary and his highest annual bonus ever earned. Payment of severance is contingent upon Mr. Huff signing a waiver and release of claims in favor of the Company. In the event that any severance payments to Mr. Huff constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to excise taxes, Mr. Huff is entitled to a gross-up payment in an amount that would place him in the same after tax position he would be in if no excise tax had applied. Based on Mr. Huff’s current level of compensation, if his employment was terminated upon the effective time of the merger, he would be entitled to receive a severance payment of approximately $2,462,808.00.
      Joseph M. Wetzel and S. Gregory Clevenger. Pursuant to the employment agreements with Messrs. Wetzel and Clevenger, in the event that (a) the Company terminates the executives’ employment without cause or (b) the executives resign their employment for any reason within 90 to 270 days following the effective time of the merger or at any time for good reason (defined as a material reduction or adverse change in salary, bonus, title or a relocation of more than 35 miles from their present place of business) they are each entitled to a severance payment equal to two times the sum of their then current annual salaries plus their highest annual bonuses ever earned. Payment of severance is contingent upon the executives signing a waiver and release of claims in favor of the Company. In the event that any payments to the executives constitute “excess parachute payments” within the meaning of Section 280G of the Code that are subject to excise taxes, the severance payments will be modified in one of the following manners, whichever puts the executive in a better economic position: (i) the executive will receive his full severance payment and pay his applicable excise taxes, or (ii) the Company will reduce the aggregate severance payment made to the executive to the largest amount possible without incurring an excise tax. Based on their current levels of compensation, if

Messrs. Wetzel’s and Clevenger’s employment were terminated upon the effective time of the merger, they would be entitled to receive severance payments of approximately $1,243,222.00 and $1,191,712.00 respectively.
      Russell I. Zuckerman and Jim Ferguson. Pursuant to the employment agreements with Messrs. Zuckerman and Ferguson, in the event that the Company terminates the executives’ employment without cause or at any time for good reason (defined as a material reduction or adverse change in salary, bonus, title or responsibilities or a relocation of more than 35 miles from their present place of business) they are each entitled to a severance payment equal to two times the sum of their then current annual salaries plus their highest annual bonuses ever earned. Payment of severance is contingent upon the executives signing a waiver and release of claims in favor of the Company. In the event that any payments to the executives constitute “excess parachute payments” within the meaning of Section 280G of the Code that are subject to excise taxes, the severance payments will be modified in one of the following manners, whichever puts the executive in a better economic position: (i) the executive will receive his full severance payment and pay his applicable excise taxes, or (ii) the Company will reduce the aggregate severance payment made to the executive to the largest amount possible without incurring an excise tax. Based on their current levels of compensation, if Messrs. Zuckerman’s and Ferguson’s employment were terminated upon the effective time of the merger, they would be entitled to receive severance payments of approximately $721,380.00 and $723,514.00 respectively.
      Russell A. Shipley, Michael J. Tschiderer and James Dole. Pursuant to the employment agreements with Messrs. Shipley, Tschiderer and Dole, in the event that at any time prior to or following the merger, the Company terminates their employment without cause or the executives resign their employment for good reason (defined as a material reduction or adverse change in salary, bonus, title or a relocation of more than 35 miles from their present place of business) they are each entitled to receive a severance payment equal to one times their current annual salaries. Payment of severance is contingent upon the executives signing a waiver and release of claims in favor of the Company. Based on their current levels of compensation, if the executives’ employment were terminated upon the effective time of the merger, they would be entitled to receive severance payments of: approximately $230,000.00 for Mr. Shipley, $191,474.00 for Mr. Tschiderer, and $185,000.00 for Mr. Dole.
      Michele Sadwick and Anthony M. Marion. Pursuant to the retention and severance agreements with Ms. Sadwick and Mr. Marion, in the event that at any time prior to or following the effective time of merger, the Company terminates the executives’ employment without cause or they resign their employment for good reason (defined as a material reduction in base salary or bonus opportunity) they are entitled to severance payments equal to $140,000 in the case of Ms. Sadwick and $80,083 in the case of Mr. Marion. Payment of severance is contingent upon the executives signing a waiver and release of claims in favor of the Company.
      The Company is party to two trust agreements pursuant to which certain of the severance benefits payable to the executive officers pursuant to their employment and severance and retention agreements described above are funded.

Prorated Bonus Payments
      Immediately prior to the effective time of the merger, all employees who participate in our 2006 bonus plan, including our executive officers, will receive a lump-sum bonus payment in an amount equal to the sum of (i) the prorated amount of their bonus calculated based on the Company’s results as of April 30, 2006 and (ii) the prorated amount of their target bonus for the period commencing on May 1, 2006 and ending on the last day of the month in which the effective time of the merger occurs.
      As the bonus payment amounts are determined based upon the closing date of the merger, the actual bonus payments to be made to our executive officers cannot be determined until the effective time of the merger. The following table sets forth (i) the amount of the bonus payable to each executive officer based on the Company’s results through April 30, 2006, (ii) an estimate of the prorated target bonus payable to each executive officer assuming the effective time of the merger is September 30, 2006 and (iii) the aggregate bonus payment to each executive officer assuming the effective time of the merger is September 30, 2006:

		(B)
		Estimated Prorated	(A)+(B)
	(A)	Target Bonus	Total Estimated Bonus
	Prorated	(assuming a	Payment (assuming a
	Bonus Calculated as	September 30, 2006	September 30, 2006
	of April 30, 2006	effective time)	effective time)

Rolla P. Huff	$173,159	$276,635	$449,794
Chief Executive Officer and Chairman of the Board
Joseph M. Wetzel	$77,054	$123,091	$200,145
President and Chief Operating Officer
S. Gregory Clevenger	$72,693	$115,522	$188,215
Executive Vice President and Chief Financial Officer
Russell I. Zuckerman	$38,769	$61,773	$100,542
Senior Vice President, General Counsel and Corporate Secretary
James G. Dole	$35,862	$55,215	$91,077
Senior Vice President, Strategic Implementation
James E. Ferguson	$56,506	$88,602	$145,108
President, Sales and Marketing
Anthony M. Marion, Jr.	$24,101	$38,500	$62,601
Vice President, Information Technology
Michele D. Sadwick	$25,200	$40,318	$65,518
Vice President, Customer Base Management
Russell A. Shipley	$44,584	$68,647	$113,231
President, Wholesale and Network Services
Michael J. Tschiderer	$35,960	$57,187	$93,147
Senior Vice President of Finance, Controller and Treasurer

Indemnification and Insurance
      The Parent and the surviving corporation have agreed to indemnify for a period of six years, to the same extent as provided in our second amended and restated certificate of incorporation, second amended and restated bylaws or any other applicable contract in effect on May 4, 2006, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.
      The merger agreement requires that the surviving corporation obtain fully prepaid “tail” directors’ and officers’ insurance policies in an amount and scope as required by the trust agreement which governs the amount and scope of the Company’s existing policies (and which provides for a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time).
      The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the Parent or the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all properties and assets.

Voting Agreement
      As a condition to its entering into the merger agreement, the Parent required MCCC, ICG, Aspen Advisors and Messrs. Huff, Clevenger and Wetzel to enter into a voting agreement with respect to their shares of common stock owned as of the record date and any additional shares of common stock acquired by any such stockholders. As of the record date, the outstanding shares of common stock owned by MCCC, ICG, Aspen Advisors and Messrs. Huff, Clevenger and Wetzel represent approximately [          ]% of the votes eligible to be cast at the special meeting.
      Under the voting agreement, MCCC, ICG, Aspen Advisors and Messrs. Huff, Clevenger and Wetzel have agreed to do the following:

•	when a meeting is held, appear at such meeting or otherwise cause their shares to be counted as present for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any;

•	vote or cause to be voted at such meeting all shares beneficially owned in favor of the merger and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement; and

•	vote, or cause to be voted, all the shares of common stock of the Company beneficially owned by them against:

•	any takeover proposal;

•	any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other person;

•	any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its subsidiaries under the merger agreement; and

•	any dividend by the Company or change in the capital structure of the Company.
      MCCC, ICG, Aspen Advisors and Messrs. Huff, Clevenger and Wetzel have agreed not to:

•	solicit, initiate or otherwise take action to facilitate (including by way of furnishing information) or encourage the making by any person of any takeover proposal;

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any takeover proposal;

•	execute or enter into any agreement, understanding or arrangement with respect to any takeover proposal, or approve or recommend or propose to approve or recommend any takeover proposal or any agreement, understanding or arrangement relating to any takeover proposal; or

•	make, or in any manner participate in a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of the common stock intending to facilitate any takeover proposal or cause stockholders of the Company not to vote to approve the merger or any other transaction contemplated by the merger agreement.

      MCCC, ICG, Aspen Advisors and Messrs. Huff, Clevenger and Wetzel have also agreed not to:

•	tender into any tender or exchange offer;

•	sell, transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of, any of their shares or beneficial ownership or voting power;

•	grant any proxies or powers of attorney, deposit any shares into a voting trust or enter into a voting agreement with respect to any of their shares; or

•	knowingly take any action that would make any representation or warranty contained in the voting agreement untrue or incorrect or have the effect of preventing them from performing their obligations under the voting agreement.
      The voting agreement terminates upon the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms; and

•	written notice of termination of the voting agreement by the Parent to MCCC, ICG, Aspen Advisors and Messrs. Huff, Clevenger and Wetzel.
      The foregoing summary of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read carefully the voting agreement in its entirety.
Rights Agreement
      Immediately prior to the execution of the merger agreement, we amended our rights agreement on May 4, 2006 (the date the merger agreement was executed) to exempt the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement in accordance with the terms thereof. In particular, our amendment provides that neither the Parent, the Merger Sub nor any of their affiliates will be deemed to be an “acquiring person” (as such term is defined in the rights agreement) solely by virtue of the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement.
Material U.S. Federal Income Tax Consequences
      The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders of our common stock. We base this summary on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.
      For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Mpower common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as described in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

      The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.
      This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, if you are an insurance company, dealer in securities or foreign currencies, tax-exempt organization, financial institution, mutual fund, partnership or other pass through entity for U.S. federal income tax purposes, non-U.S. person, stockholder who holds shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholder who acquired your shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.
      The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.
      Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. If you acquired different blocks of our common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of our common stock.
      Under the Code, you may be subject to information reporting on the cash received in the merger. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.
Regulatory Approvals
      The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On May 22, 2006, the Company and the Parent each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. If the early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on June 21, 2006.
      Certain of the Company’s subsidiaries provide communications services that are regulated by the FCC and/or State PUCs. As providers of such services, those subsidiaries hold authorizations issued by the FCC and State PUCs. Permission from or notices to each of these regulatory agencies is required to transfer control of the subsidiaries and therefore to complete the transfer of control of the Company.
      Under the Communications Act of 1934, as amended, prior FCC approval is required for the transfer of control to the Parent of the Company and those subsidiaries of the Company that hold FCC licenses and authorizations. The FCC must determine whether the Parent is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest. As part of that determination the Company expects that the FCC and certain other federal agencies will review the foreign ownership interests in the Parent to ensure that any national security concerns are addressed. The Company and the Parent filed a transfer of control application with the FCC on May 18, 2006.
      Certain subsidiaries of the Company also hold certificates and authorizations issued by State PUCs in the states of California, Illinois and Nevada where they provide intrastate telecommunications services and in several other states where they do not currently operate. The State PUCs in each of the three states where Company subsidiaries operate must either approve the transfer of control of these licenses and authorizations to the Parent or require that formal notice of the transaction be provided to them. The Company and the Parent have filed the necessary transfer of control applications and notices with these State PUCs. Certain of the states where Company subsidiaries hold certificates and authorizations but do not operate would also require approval in order to transfer control of the Company to Parent, but the Company intends to submit notices or applications to the State PUCs to cancel the certificates so that such approval is no longer required.

THE MERGER AGREEMENT
      The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.
Effective Time
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the Parent and the Company and specified in such certificate of merger. The filing of the certificate of merger will occur at the closing, which will take place two business days after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon by the Parent and the Company.
Structure
      At the effective time of the merger, the Merger Sub will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly owned subsidiary of the Parent. All of the Company’s and the Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, the Company’s common stock will be delisted from the AMEX, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer publicly traded.
Treatment of the Company’s Common Stock, Options, Warrants and Restricted Stock

Company Common Stock
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $1.92 in cash, without interest, other than Company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger;

•	held by the Parent, the Merger Sub or any wholly owned subsidiary of the Parent or the Company immediately prior to the effective time of the merger; and

•	as to which the Company’s stockholders demand appraisal in compliance with Delaware law.

Company Stock Options
      As of the effective time of the merger, each outstanding option to acquire our common stock will be canceled, and the holder of each stock option that has an exercise price of less than $1.92 will receive from the surviving corporation as soon as practicable thereafter a cash payment, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each stock option, as of the effective time of the merger, multiplied by

•	the excess of $1.92 over the exercise price per share of common stock subject to such stock option.
      We have agreed to take all actions necessary prior to the effective time of the merger to terminate the Company’s stock option plan and to cancel each stock option granted thereunder that is outstanding and unexercised as of the effective time of the merger.

Company Warrants
      As of the effective time of the merger, each outstanding warrant to acquire our common stock will be canceled, and the holder of each warrant that has an exercise price of less than $1.92 will receive from the surviving corporation as soon as practicable thereafter a cash payment, less any applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each warrant, as of the effective time of the merger, multiplied by

•	the excess of $1.92 over the exercise price per share of common stock subject to such warrant.

Company Restricted Stock
      Restrictions with respect to the Company’s outstanding shares of restricted stock will lapse immediately prior to the effective time of the merger and each share of restricted stock will become fully vested and be converted into the right to receive $1.92 in cash, subject to any required withholding taxes.
Exchange and Payment Procedures
      At the closing of the merger, the Parent will deposit an amount of cash sufficient to pay the merger consideration to holders of shares of our common stock and warrants with a financial institution (the “paying agent”) reasonably acceptable to us. Promptly following the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to each holder of certificates evidencing shares of Company common stock and warrants. The letter of transmittal and instructions will tell you how to surrender your Company common stock certificates or warrant certificates in exchange for the aggregate consideration for such shares of common stock or warrants, as the case may be.
      You should not return your stock certificates or warrant certificates with the enclosed proxy card, and you should not forward your stock certificates or warrant certificates to the paying agent without a letter of transmittal.
      You will not be entitled to receive the merger consideration until you surrender your Company common stock or warrant certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.
      No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and the Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration.
      At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock, warrants or options, as the case may be. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the consideration otherwise payable pursuant to the merger agreement.
      None of the paying agent, the Merger Sub, the Parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock or warrants for one year after the effective time of the merger will be delivered to the surviving corporation, in its sole discretion. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the applicable consideration.

      If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the consideration applicable to such certificate. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.
Certificate of Incorporation and Bylaws
      The certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be amended in its entirety at the effective time to read as set forth in the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter amended as provided by law and such certificate of incorporation. In addition, the bylaws of the Merger Sub, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation, until thereafter amended as provided by law and such bylaws.
Directors and Officers
      The directors and officers of the Merger Sub immediately prior to the effective time will, from and after the effective time, be the directors and officers, respectively, of the surviving corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.
Representations and Warranties
      We make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our capitalization, including in particular the number of shares of our common stock, restricted stock, stock options and warrants outstanding;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities as a result of the merger;

•	our SEC filings since January 1, 2003 and the financial statements contained therein;

•	the absence of liabilities, other than as set forth on our balance sheet filed with the SEC on March 1, 2006 in our 2005 annual report, ordinary course liabilities and liabilities incurred in connection with the merger;

•	the accuracy and completeness of information supplied by us in this proxy statement;

•	real property owned and leased by us, title to assets, and all switches, switch locations and certain network facility information;

•	our material contracts;

•	environmental matters;

•	the absence of litigation or outstanding court orders against us;

•	our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	our compliance with the Sarbanes-Oxley Act of 2002 and its related rules;

•	our intellectual property;

•	tax matters;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	the absence of interested party transactions between January 1, 2005 and the date of the merger agreement;

•	the absence of undisclosed broker’s fees;

•	our insurance policies;

•	our relationship with our suppliers;

•	the inapplicability of state takeover statutes to the merger;

•	the receipt by us of a fairness opinion from Evercore; and

•	the inapplicability of the rights agreement to the merger agreement, the merger and the transactions contemplated by the merger agreement.
      The merger agreement also contains customary representations and warranties made by the Parent and the Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the Parent’s and the Merger Sub’s proper organization, good standing and corporate power to operate their businesses;

•	the Parent’s and the Merger Sub’s corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the accuracy and completeness of information supplied by the Parent and the Merger Sub in this proxy statement;

•	the absence of undisclosed broker’s fees;

•	the absence of litigation or outstanding court orders against the Parent or the Merger Sub;

•	the operations of the Merger Sub; and

•	the Parent having sufficient funds to consummate the transactions contemplated by the merger agreement and the Parent’s compliance with the terms of its financing commitment letter.
Conduct of Our Business Pending the Merger
      Under the merger agreement, we have agreed that, subject to certain exceptions, between May 4, 2006 and the completion of the merger we and our subsidiaries will:

•	conduct our business only in the ordinary course of business, in a manner consistent with past practice and in compliance with applicable laws, including the Communications Act of 1934, as amended, and the communications related statutes of each state in which the Company or any of its subsidiaries operates, and the implementing rules, regulations, orders and policies of the FCC and any State PUC that regulates the business of the Company or any of its subsidiaries; and

•	use commercially reasonable efforts to preserve intact our present organization, to keep available the services of our present officers and employees, to preserve our goodwill and relationships with customers, suppliers and other persons with which we have material business dealings, to continue our current sales, marketing and other promotional policies and programs, to maintain our assets in good repair and condition, to maintain our insurance policies and risk management programs, in each case in the ordinary course of business and in a manner consistent with past practice.
      We have also agreed that during the same time period, and again subject to certain exceptions or unless the Parent gives its prior written consent, we and our subsidiaries will not:

•	cause or knowingly permit any act, event or change which would reasonably be expected to have a “material adverse effect” on the Company;

•	incur any indebtedness other than borrowing under the Company’s existing credit facility in the ordinary course of business, or assume, guarantee or otherwise become responsible for the obligations of any person;

•	amend or otherwise change our organizational documents;

•	declare, set aside or pay a dividend or other distribution with respect to any of our or our subsidiaries’ securities;

•	split, combine, reclassify, subdivide or repurchase, redeem or otherwise acquire any of our or our subsidiaries’ securities or any securities convertible into our or our subsidiaries’ securities;

•	issue or sell, or enter into any contract for the issuance or sale of, any of our or our subsidiaries’ securities or any securities convertible into our or our subsidiaries’ securities;

•	sell, assign, pledge, encumber, transfer or otherwise dispose of any of our or our subsidiaries’ material assets;

•	acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets other than acquisitions of inventory, equipment and supplies in the ordinary course of business;

•	incur any capital expenditures to our or our subsidiaries’ property, plant and equipment, except for such capital expenditures which are included in our capital expenditure budget or which are not in excess of $800,000 in the aggregate;

•	increase the compensation of our or any of our subsidiaries’ employees (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment), or increase any such compensation or bonus payable to any of our or our subsidiaries’ officers, stockholders, directors, consultants or agents having an annual salary or remuneration in excess of $100,000;

•	take any action reasonably within our control to materially increase or decrease the total number of our or our subsidiaries’ employees in any functioning department;

•	change our independent public accountants or change our accounting methods or accounting practices;

•	make or change any material tax election, incur any material tax liability or file any amended tax return;

•	release or settle pending litigation or pay, waive or settle other liabilities or obligations;

•	enter into, amend, modify or consent to the termination of, or fail to perform any obligations under, any material contract or any material rights with respect to such contract;

•	commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court, arbitration tribunal or other governmental entity;

•	enter into any new line of business;

•	take any action that would create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC that regulates the Company’s business or the business of any of its subsidiaries, or discontinue or withdraw any authorized service or voluntarily relinquish any of our permits or communications licenses; or

•	take or agree in writing or otherwise take any of the foregoing actions or any other action that would reasonably be expected to delay or prevent the satisfaction of any of the conditions precedent to closing the merger.
No Solicitation of Transactions
      The merger agreement provides that we will cease any negotiations that are intended, or which could reasonably be expected, to lead to a takeover proposal and that neither we, nor our affiliates, nor our representatives (including our executive officers, directors, financial advisors, accountants, attorneys, consultants and other representatives) will:

•	directly or indirectly solicit, initiate, encourage or take any other action to facilitate a takeover proposal;

•	enter into any agreement, arrangement or understanding with respect to any takeover proposal;

•	initiate or participate in discussions relating to a takeover proposal;

•	furnish or disclose any information to a third party with respect to a takeover proposal; or

•	grant any waiver or release under any standstill agreement relating to our equity securities.
      We must promptly inform the Parent of any request for information relating to a takeover proposal, any takeover proposal or any inquiry with respect to any takeover proposal, provide the Parent with any written materials received by us in connection with such request, takeover proposal or inquiry and keep the Parent fully informed as to the details of any information requested or provided and as to the details of any discussions or negotiations with respect to such request, takeover proposal or inquiry.
      For purposes of the merger agreement, a “takeover proposal” means any proposal, offer or indication of interest relating to any:

•	acquisition, directly or indirectly, of a business constituting 10% or more of our net revenues, net income or assets;

•	acquisition, directly or indirectly, of 10% or more of the voting power of the Company;

•	tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of the voting power of the Company; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us.
      Notwithstanding the foregoing, if, prior to the adoption of the merger agreement by our stockholders, we receive an unsolicited bona fide takeover proposal that our board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would be reasonably expected to lead to, a superior proposal, we may, if our board of directors determines in good faith (after consulting with outside counsel and a financial advisor of nationally recognized reputation) that it is so required in order to comply with its fiduciary duties to our stockholders under applicable law:

•	furnish information regarding the Company to the person who has made the takeover proposal (provided that such person enters into a confidentiality agreement that is no less restrictive than our confidentiality agreement with the Parent), provided all such information is (or has already been) provided to the Parent; and

•	participate in discussions or negotiations regarding the takeover proposal.

      For purposes of the merger agreement, “superior proposal” means a bona fide written takeover proposal (with the threshold used in the definition of “takeover proposal” increased to 50% rather than 10%) on terms our board of directors determines in good faith (after consultation with our financial advisors and taking into account all of the terms and conditions of the takeover proposal and the merger agreement deemed relevant by our board, including any termination fees, expected timing and risks of consummation and the ability of the party making the takeover proposal to obtain financing, and taking into account all legal, financial, regulatory and other aspects of the takeover proposal) to be more favorable to our stockholders than the merger.
      We have also agreed that our board of directors will not and will not propose to:

•	withdraw or modify its approval or recommendation of the merger agreement or the merger;

•	recommend or approve any takeover proposal; or

•	approve or recommend any letter of intent, memorandum of understanding, acquisition agreement or similar agreement with respect to any takeover proposal.
Employee Benefits
      For a period of six months following the effective time of the merger, the Parent has agreed that it will provide, or will cause the surviving corporation and its subsidiaries to provide, our employees as of the effective time with employee compensation and benefits, other than equity-based compensation, that are no less favorable in the aggregate than those provided to such employees immediately before the effective time of the merger. Notwithstanding the foregoing, the Parent is not required to maintain our health plans and may provide our employees with health benefits under plans maintained by the Parent or its subsidiaries.
      In addition, the Parent has agreed to:

•	provide our employees with credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) for service accrued or deemed accrued with the Company or any of our subsidiaries with respect to any of the Parent’s employee benefit plans under which our employees may be eligible to participate after the effective time of the merger, provided that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit;

•	for purposes of participation in any medical plan of the Parent (i) waive any preexisting condition limitations to the extent waived under the applicable medical plan of the Company or any of its subsidiaries and (ii) credit employees for any out of pocket expenditures, deductibles and employee contributions that were credited under our medical plans;

•	honor all contracts, agreements and commitments of the Company or any of our subsidiaries as in effect immediately prior to the effective time of the merger that are applicable to any current or former employee, director or consultant; and

•	provide a level of severance benefits to any employee eligible to participate in our severance plan and who is terminated without cause during the two-year period immediately following the effective time of the merger in a minimum amount equal to two weeks for any period of employment for less than one year plus one additional week for each additional full or partial year after the first year of employment.
Agreement to Use Commercially Reasonable Efforts; Further Assurances
      Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement. Among other things, each party has committed to use such efforts to cooperate with each other to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties. In furtherance of the above, each party has also agreed to make appropriate filings for the purpose of obtaining antitrust approval for the transaction from the appropriate governmental authorities. The Parent, however, is under no obligation whatsoever to take any action requested by any governmental authority in order to consummate the merger or other transactions contemplated by the merger agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a governmental authority may request.
      Between the date of the merger agreement and the effective time, the Company and its subsidiaries agreed to:

•	refrain from taking any action which may jeopardize the validity of any of their communications licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms any of such licenses;

•	prosecute with due diligence any pending applications with respect to their communications licenses, including any renewals of such licenses; and

•	with respect to communications licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.
      If after the effective time any further action is necessary to carry out the purposes of the merger agreement, the parties have agreed to use their respective commercially reasonable efforts to take or cause to be taken all necessary action as may be reasonably requested by the other party to complete or perfect the transactions contemplated by the merger agreement.
      Finally, the Company has agreed that it will, to the extent the Parent may reasonably request in connection with any third party financing Parent and Merger Sub may seek to obtain in order to fund the transactions contemplated by the merger agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts to, and shall cause its subsidiaries and their respective officers, employees and advisors to use their respective commercially reasonable efforts to:

•	cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents;

•	make senior management of the Company reasonably available for meetings and due diligence sessions;

•	cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence;

•	enter into customary agreements with underwriters, initial purchasers or placement agents;

•	enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents; and

•	provide reasonable assistance with respect to obtaining a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by the Parent.
      Notwithstanding the foregoing, nothing in the merger agreement requires our board to take any action to approve any third party financing provided in connection with the merger.
Conditions to the Merger
      The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	receipt of Company stockholder approval;

•	the absence of any governmental order, decree, judgment, injunction or other ruling which prevents or prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act;

•	the receipt of applicable consents and approvals from the FCC and all required State PUC approvals; and

•	the receipt of applicable consents and approvals from State PUCs that regulate the Company’s business or the business of any of its subsidiaries.
      The obligations of the Parent and the Merger Sub to complete the merger are subject to the following additional conditions:

•	the truth and correctness of our representations and warranties (without regard to materiality or material adverse effect qualifications), except where the failure of our representations and warranties to be true and correct (without regard to materiality or material adverse effect qualifications) would not reasonably be expected to have a material adverse effect on us and our subsidiaries, individually or in the aggregate, and the truth and correctness in all material respects of our representation and warranty regarding capitalization;

•	the performance, in all material respects, by us of our agreements and conditions in the merger agreement;

•	our delivery to the Parent at closing of a certificate with respect to our representations, warranties, agreements and conditions;

•	the absence, since December 31, 2005 of a “material adverse effect” on the Company; and

•	the resignation of our directors.
      For the purposes of the merger agreement, a “material adverse effect” with respect to the Company means any event, change or effect that has had, or would reasonably be expected to have a material adverse effect on (i) the business, operation, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement. A “material adverse effect” with respect to the Company does not include such effect arising out of or resulting from the following:

•	changes in unbundled network element availability and rates consistent and in accordance with the rules, regulations and laws established and implemented by the FCC, the California Public Utilities Commission, the Public Utilities Commission of Nevada or the Illinois Commerce Commission;

•	changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates that in either case do not disproportionately affect the Company and its subsidiaries;

•	changes or effects which result from the announcement of the merger agreement, the merger or the transactions contemplated by the merger agreement;

•	changes or effects which are or result from changes in applicable laws after May 4, 2006, but only if such changes do not have a disproportionate effect on the Company and its subsidiaries; or

•	changes or effects which are or result from changes in GAAP after May 4, 2006, but only if such changes do not have a disproportionate effect on the Company and its subsidiaries.
      Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness of the Parent’s and the Merger Sub’s representations and warranties (without regard to materiality qualifications), except where the failure of the Parent’s and the Merger Sub’s representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Parent and the Merger Sub to perform their obligations under the merger agreement;

•	the performance, in all material respects, by the Parent and the Merger Sub of their agreements and conditions in the merger agreement; and

•	the delivery at closing by the Parent of a certificate with respect to the Parent’s and the Merger Sub’s representations, warranties, agreements and conditions.
Termination
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either the Parent or the Company if:

•	our stockholders fail to approve the merger at the special meeting or any adjournment of the special meeting;

•	the closing has not occurred on or before February 1, 2007, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	there is any law or final, non-appealable government order, decree or ruling that prevents completion of the merger; or

•	there is a breach by the non-terminating party of its representations, warranties, agreements or conditions in the merger agreement such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days (or is incapable of being cured before the termination date);

•	by us if:

•	prior to adoption of the merger agreement by our stockholders (i) our board of directors has received a superior proposal, (ii) our board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is required for the members of our board of directors to comply with their fiduciary duties to our stockholders under applicable law, (iii) we have complied with our non-solicitation covenant and have prepared this proxy solicitation and called a meeting of our stockholders, (iv) we provide the Parent written notice that our board of directors intends to take such action, (v) we negotiate in good faith with the Parent for three business days to modify the terms and conditions of the merger agreement such that the revised terms and conditions would enable us to proceed with the consummation of the merger and (vi) we pay the termination fee described below under “The Merger Agreement — Termination Fees and Expenses”;

•	by Parent if:

•	our board withdraws or modifies in a manner adverse to the Parent its recommendation that the Company’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal;

•	we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger;

•	our board fails to publicly reaffirm its recommendation within 10 days of being requested by the Parent to do so;

•	a third party commences a tender or exchange offer for the Company and our board does not recommend rejection of the offer within 10 days; or

•	a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement a press release reaffirming the board’s recommendation of the merger agreement.

Termination Fees and Expenses
      We have agreed to pay to the Parent a termination fee of $6 million if:

•	either the Company or the Parent has terminated the merger agreement because of the failure to receive Company stockholder approval; and

•	prior to termination of the merger agreement, a takeover proposal has been publicly announced; and

•	within 12 months after the termination, the Company enters into or completes a takeover proposal;

•	either the Company or the Parent has terminated the merger agreement because the merger has not been completed by February 1, 2007; and

•	prior to termination of the merger agreement, a takeover proposal has been publicly announced; and

•	within 12 months after the termination, the Company enters into or completes a takeover proposal;

•	the Parent has terminated the merger agreement due to a breach by us of our representations, warranties, agreements or conditions such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days; and

•	prior to termination of the merger agreement, a takeover proposal has been publicly announced; and

•	within 12 months after the termination, we enter into or complete a takeover proposal;

•	the Company has terminated the merger agreement, prior to the special meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to the Parent regarding the superior proposal and provided the Parent with a three business day period, during which time we negotiated in good faith with the Parent, to make an offer that is at least as favorable as the superior proposal; or

•	the Parent has terminated the merger agreement because (i) our board withdraws or modifies in a manner adverse to the Parent its recommendation that the Company’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal, (ii) we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger, (iii) our board fails to publicly reaffirm its recommendation within 10 days of being requested by the Parent to do so, (iv) a third party commences a tender or exchange offer for the Company and our board does not recommend rejection of the offer within 10 days, (v) a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement a press release reaffirming the board’s recommendation of the merger agreement, or (vi) we have breached our representations, warranties, agreements or conditions such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days.
      In addition, we have agreed to reimburse the Parent’s transaction expenses, up to a limit of $2 million, if:

•	either the Company or the Parent has terminated the merger agreement because of the failure to receive Company stockholder approval;

•	either the Company or the Parent has terminated the merger agreement because the merger has not been completed by February 1, 2007;

•	the Parent has terminated the merger agreement due to a breach by us of our representations, warranties, agreements or conditions such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days;

•	the Company has terminated the merger agreement, prior to the special meeting, if we receive a superior proposal in accordance with the terms of the merger agreement, but only after we have provided notice to the Parent regarding the superior proposal and provided the Parent with a three business day period, during which time we negotiated in good faith with the Parent, to make an offer that is at least as favorable as the superior proposal; or

•	the Parent has terminated the merger agreement because (i) our board withdraws or modifies in a manner adverse to the Parent its recommendation that the Company’s stockholders adopt the merger agreement or recommends, approves or adopts a takeover proposal, (ii) we fail to include in this proxy statement (or any amendment) the recommendation of our board that you vote in favor of the merger, (iii) our board fails to publicly reaffirm its recommendation within 10 days of being requested by the Parent to do so, (iv) a third party commences a tender or exchange offer for the Company and our board does not recommend rejection of the offer within 10 days, (v) a takeover proposal is publicly announced and we fail to issue within 10 days of such announcement a press release reaffirming the board’s recommendation of the merger agreement, or (vi) we have breached our representations, warranties, agreements or conditions such that the closing conditions would not be satisfied, which breach has not been cured within 20 business days.

      For purposes of determining whether transaction expenses or a termination fee is payable by us, a “takeover proposal” means any proposal, offer or indication of interest relating to any:

•	acquisition, directly or indirectly, of a business constituting 25% or more of our net revenues, net income or assets;

•	acquisition, directly or indirectly, of 25% or more of the voting power of the Company;

•	tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of the voting power of the Company; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us.
      In addition, under certain circumstances, the Company will be able to draw upon a $6 million letter of credit which the Parent caused to be issued in favor of the Company. The letter of credit will serve as liquidity support to the Company in the event that the Parent and the Merger Sub fail to consummate the merger within 20 business days after receipt by the Parent of a written notification by an authorized officer of the Company certifying that the conditions to the obligations of the parties to complete the merger have been satisfied. In such event, the Company will be entitled to draw upon the letter of credit by delivering a draw certificate to the issuing financial institution. The delivery of such draw certificate will be without prejudice to the rights of the Parent and the Merger Sub, on the one hand, and the Company, on the other hand, to assert any claim or position with respect any issues or disputes between the parties concerning their rights and obligations under the merger agreement. See “The Merger — Certain Remedies.”
Amendment and Waiver
      The merger agreement may be amended prior to the effective time of the merger by mutual consent of the parties. After approval of the merger by our stockholders, no amendment will be made except as allowed under applicable law. The merger agreement provides that, at any time prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any agreement of another party or any condition to its own obligations contained in the merger agreement.
Expenses
      Subject to the provisions relating to reimbursement of fees and expenses in the event of termination as described in “The Merger Agreement— Termination Fees and Expenses,” each party will pay its own fees and expenses incurred in connection with the merger except that each of the Company and the Parent will pay one-half of the expenses incurred in connection with the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Act.

MARKET PRICES OF THE COMPANY’S STOCK
      Our common stock is traded on the AMEX under the symbol “MPE.” The following table sets forth the high and low sales prices per share of our common stock for the periods indicated.
Market Information

	Class A
	Common Stock

	High		Low

Fiscal Year Ended December 31, 2006:
1st Quarter		$1.60		$1.05
2nd Quarter (through [ ], 2006)	$	[ ]	$	[ ]
Fiscal Year Ended December 31, 2005:
1st Quarter		$1.87		$1.41
2nd Quarter		$1.79		$1.38
3rd Quarter		$1.51		$1.22
4th Quarter		$1.47		$1.15
Fiscal Year Ended December 31, 2004:
1st Quarter		$1.72		$1.31
2nd Quarter		$1.47		$1.18
3rd Quarter		$1.33		$1.06
4th Quarter		$1.90		$1.20
      The closing sale price of our common stock on the AMEX on May 4, 2006, which was the last trading day before we announced the merger, was $1.87. On [                    ], 2006, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on the AMEX was $[          ]. You are encouraged to obtain current market quotations for Mpower’s common stock in connection with voting your shares.
      During the two prior fiscal years, we have not paid any cash dividends on our common stock and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common stock (including shares which the named individuals have the right to acquire within 60 days upon the exercise of outstanding options) as of May 23, 2006 (unless otherwise indicated), by:

•	each person known to own beneficially more than 5% of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.
      There were approximately 258 record holders of common stock on that date. In addition, there were 93,957,350 shares of common stock outstanding on that date.
      Unless otherwise indicated, the address of the designated party is 175 Sully’s Trail, Suite 300, Pittsford, New York 14534, our principal business address.

		Options	Total Shares
	Common	Exercisable	Beneficially	Percent
	Stock	Within 60 Days	Owned(1)	Ownership(2)

Rolla P. Huff(3)	125,122	3,701,895	3,827,017	3.9%
Michael E. Cahr(4)	70,000	255,000	325,000	*
Anthony J. Cassara(5)	—	250,000	250,000	*
Michael M. Earley(6)	—	255,000	255,000	*
Andrew D. Lipman(7)	—	100,000	100,000	*
Robert M. Pomeroy(8)	25,000	255,000	280,000	*
Joseph M. Wetzel(9)	157,500	1,960,671	2,118,171	2.2%
S. Gregory Clevenger(10)	166,987	2,060,648	2,227,635	2.3%
James E. Ferguson(11)	97,167	493,418	590,585	*
James G. Dole(12)	56,667	66,667	123,334	*
Anthony M. Marion, Jr.(13)	30,000	195,702	225,702	*
Michele D. Sadwick(14)	25,006	384,189	409,195	*
Russell A. Shipley(15)	72,667	355,387	428,054	*
Michael Tschiderer(16)	61,667	391,909	453,576	*
Russell I. Zuckerman(17)	88,684	1,252,498	1,341,182	1.4%
All executive officers and directors as a group	976,467	11,977,984	12,954,451	12.2%
(15 persons) (3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)(15) (16)(17))
MCCC ICG Holdings LLC	12,728,924	—	14,728,924	15.3%
161 Inverness Drive West Englewood, CO 80112(18)
Aspen Advisors LLC	10,290,000	—	10,490,000	11.1%
152 West 57th Street New York, New York 10019(19)
Kingdon Capital Management, LLC	5,958,730	—	5,958,730	6.3%
152 West 57th Street, 50th Floor New York, New York 10019(20)

*	Represents less than 1% of our outstanding common stock.

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming the full exercise of options held by the holder which are currently exercisable or which will become exercisable within 60 days after the date indicated and no exercise of options held by any other person.

(2)	Applicable percentage of ownership for each holder is based on 93,957,350 shares of common stock outstanding on May 23, 2006, plus any common stock equivalents and presently exercisable stock options held by each such holder, and options held by each such holder which will become exercisable within 60 days after May 23, 2006.

(3)	Mr. Huff’s ownership includes options to purchase 3,701,895 shares which are presently exercisable or which will become exercisable within 60 days after the date indicated. Excludes 10,024 shares owned by Mr. Huff’s wife and minor children, with respect to which shares Mr. Huff disclaims beneficial ownership.

(4)	Mr. Cahr’s ownership includes options to purchase 255,000 shares which are presently exercisable.

(5)	Mr. Cassara’s ownership includes options to purchase 250,000 shares which are presently exercisable.

(6)	Mr. Earley’s ownership includes options to purchase 255,000 shares which are presently exercisable.

(7)	Mr. Lipman’s ownership includes options to purchase 100,000 shares which are presently exercisable.

(8)	Mr. Pomeroy’s ownership includes options to purchase 255,000 shares which are presently exercisable.

(9)	Mr. Wetzel’s ownership includes options to purchase 1,960,671 shares which are presently exercisable or which will become exercisable within 60 days after the date indicated and 132,500 shares of restricted stock which will vest in four annual installments beginning on February 20, 2007.

(10)	Mr. Clevenger’s ownership includes options to purchase 2,060,648 shares which are presently exercisable or which will become exercisable within 60 days after the date indicated. Also includes 6,000 shares owned by Mr. Clevenger’s minor children and 125,741 shares of restricted stock which will vest in four annual installments beginning on February 20, 2007.

(11)	Mr. Ferguson’s ownership includes options to purchase 493,418 shares which are presently exercisable or which will become exercisable within 60 days after the date indicated and 97,167 shares of restricted stock which will vest in four annual installments beginning on February 20, 2007.

(12)	Mr. Dole’s ownership includes options to purchase 66,667 shares which are presently exercisable. Also includes 56,667 shares of restricted stock held by Mr. Dole which will vest in four annual installments beginning on February 20, 2007.

(13)	Mr. Marion’s ownership includes options to purchase 195,702 shares which are presently exercisable. Also includes 30,000 shares of restricted stock held by Mr. Marion which will vest in four annual installments beginning on February 20, 2007.

(14)	Ms. Sadwick’s ownership includes options to purchase 384,189 shares which are presently exercisable. Also includes 25,000 shares of restricted stock held by Ms. Sadwick which will vest in four annual installments beginning on February 20, 2007.

(15)	Mr. Shipley’s ownership includes options to purchase 355,387 shares which are presently exercisable or which will become exercisable within 60 days after the date indicated. Also includes 66,667 shares of restricted stock held by Mr. Shipley which will vest in four annual installments beginning on February 20, 2007.

(16)	Mr. Tschiderer’s ownership includes options to purchase 366,909 shares which are presently exercisable. Also includes 61,667 shares of restricted stock held by Mr. Tschiderer which will vest in four annual installments beginning on February 20, 2007.

(17)	Mr. Zuckerman’s ownership includes options to purchase 1,252,498 shares which are presently exercisable or which will become exercisable within 60 days after the date indicated. Also includes 66,667 shares of restricted stock held by Mr. Zuckerman which will vest in four annual installments beginning on February 20, 2007.

(18)	Information is based on a Schedule 13D/A filed with the SEC on May 15, 2006. Of these shares, 12,740,030 are owned by ICG and 1,988,894 of these shares are owned by MCCC, which owns 100% of ICG. Total shares beneficially owned also includes warrants to purchase 2,000,000 shares owned by MCCC. Based upon MCCC’s ownership of ICG, MCCC and ICG may be deemed to have shared power to direct the vote and shared power to direct the disposition of these securities.

(19)	Information is based on a Schedule 13G/A filed with the SEC on July 15, 2005, by Aspen Partners, Series A, Aspen Capital LLC (general partner of Aspen Partners), Aspen Advisors (investment advisor to Aspen Partners) and Nikos Hecht (managing member of Aspen Capital LLC and Aspen Advisors). Aspen Partners LLC directly owns 7,356,346 shares (including 200,000 shares issuable upon exercise of presently exercisable warrants which are included in the total shares beneficially owned). Aspen Partners, Aspen Capital LLC, Aspen Advisors and Mr. Hecht each share the power to vote and dispose of 7,356,346 shares. Aspen Advisors and Mr. Hecht share the power to vote and dispose of an additional 3,133,654 shares owned by private clients of Aspen Advisors.

(20)	Information is based on a Schedule 13G filed with the SEC on January 25, 2006.

DISSENTERS’ RIGHTS OF APPRAISAL
      Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.
      The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that Company stockholders exercise their appraisal rights under Section 262.
      Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. A holder of shares of common stock of the Company wishing to exercise appraisal rights must hold the shares of record on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.
If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.
      All demands for appraisal should be addressed to Mpower Holding Corporation, 175 Sully’s Trail, Suite 300, Pittsford, New York 14534, Attention: Russell I. Zuckerman, Senior Vice President, Secretary and General Counsel, telephone: (585) 218-6567, before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.
      To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares. If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record holder.
      If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
      Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation, and no present intention, to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.
      Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Company common stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
      If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

      After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.
      In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.
      In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
      In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Mpower has received contrary instructions from one or more of the stockholders. Mpower will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Mpower Holding Corporation, 175 Sully’s Trail, Suite 300, Pittsford, New York 14534, Attention: Russell I. Zuckerman, Senior Vice President, Secretary and General Counsel, telephone: (585) 218-6567. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Mpower at the address and phone number set forth in the prior sentence.
SUBMISSION OF STOCKHOLDER PROPOSALS
      If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.
      A 2006 annual meeting of stockholders will be held only if the merger agreement is not adopted by our stockholders or the merger is not otherwise completed. Rule 14a-8 promulgated under the Exchange Act requires that we include certain stockholder proposals in our proxy statement for an annual stockholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholders’ proposals should have been received by February 24, 2006 to be considered for inclusion in our proxy statement relating to the next annual stockholders’ meeting (which will be held only if the merger is not completed).
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Mpower Holding Corporation, 175 Sully’s Trail, Suite 300, Pittsford, New York 14534, Attention: Russell I. Zuckerman, Senior Vice President, Secretary and General Counsel. If you would like to request documents, please do so by [                    ], 2006, in order to receive them before the special meeting.
      No persons have been authorized to give any information or make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
      Neither the SEC nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
U.S. TELEPACIFIC HOLDINGS CORP.,
TPMC ACQUISITION CORP.
AND
MPOWER HOLDING CORPORATION
Dated as of May 4, 2006

A-i

A-ii

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 4, 2006, is by and among U.S. TelePacific Holdings Corp., a Delaware corporation (“Buyer”), TPMC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and Mpower Holding Corporation, a Delaware corporation (the “Company”).
INTRODUCTION
      A. The respective Boards of Directors of each of Buyer, Merger Sub and the Company have unanimously (i) approved, and declared advisable and in the best interests of Buyer, Merger Sub and the Company and their respective stockholders, the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and subject to the terms and conditions of this Agreement and (ii) approved this Agreement.
      B. Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
      C. As a condition and an inducement to the willingness of Buyer and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into certain Voting Agreements with Buyer in the form attached hereto as Exhibit A (the “Voting Agreements”).
      D. As a condition and an inducement to the willingness of the Company to enter into this Agreement, Buyer and Merger Sub have arranged for the delivery of a letter of credit in the form attached hereto as Exhibit B (the “Initial Letter of Credit”) for the benefit of the Company.
      E. Certain capitalized terms have the meanings set forth in Section 9.1.
AGREEMENT
      In consideration of the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
      Section 1.1     The Merger. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the Company, as the surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation”) and shall continue its legal existence under the DGCL.
      Section 1.2     Effective Time; Closing Date. Subject to the terms and conditions of this Agreement, the Company and Merger Sub shall cause the Merger to be consummated on the Closing Date by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time as may be stated by the parties in the Certificate of Merger (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York, at 10:00 a.m., New York City time, two Business Days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or on such other date, time and place as the Company and Buyer may mutually agree in writing (such date on which the Closing actually occurs being referred to herein as the “Closing Date”).
      Section 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
      Section 1.4     Certificate of Incorporation; By-laws.
      (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in its entirety at the Effective Time to read in the form attached as Exhibit C hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation.
      (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended as provided by Law and such by-laws.
      Section 1.5     Board of Directors and Officers. The Board of Directors and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the Board of Directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
      Section 1.6     Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.
ARTICLE II
EFFECTS OF THE MERGER; CONSIDERATION
      Section 2.1     Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Buyer, the Stockholders, the Warrant Holders or the Option Holders:

(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(b) Each share of Common Stock, together with the related Right attached thereto, that is owned by (i) the Company as treasury stock, (ii) Buyer, (iii) Merger Sub, (iv) any other wholly owned Subsidiary of Buyer or (v) any wholly owned Subsidiary of the Company, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Except as otherwise provided in clause (b) above and subject to Section 2.4, each share of Common Stock outstanding immediately prior to the Effective Time, together with the related Right attached thereto, shall be converted into the right to receive $1.92 in cash, payable to the holder thereof, without interest (the “Common Stock Consideration”). All shares of Common Stock converted into the right to receive the Common Stock Consideration pursuant to this Section 2.1(c) shall cease to be outstanding, and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented shares of Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the Common Stock Consideration to be issued in consideration therefor upon the surrender of such certificate;

(d) Each Warrant issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a sum in cash equal to such Warrant’s Warrant Cancellation Payment, without interest, and all such Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(d) shall be net of all applicable withholding taxes, which shall be properly and timely remitted to the appropriate Governmental Entity;

(e) Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be converted into the right to receive, on or as soon as practicable following the Closing Date, a sum in cash equal to such Option’s Option Cancellation Payment, without interest, and all such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. Notwithstanding anything to the contrary contained in this Agreement, if the exercise price per share of Common Stock of any Option is equal to or greater than the Common Stock Consideration, such Option shall be cancelled without any cash payment being made in respect thereof. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(e) shall be net of all applicable withholding taxes, which shall be properly and timely remitted to the appropriate Governmental Entity. As of the Effective Time, the Option Plans shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled; and

(f) The restrictions on each share of Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each share of Common Stock not subject to any restrictions as provided in Section 2.1.

      Section 2.2     Exchange Procedures.
      (a) Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II.
      (b) Promptly following the Effective Time, the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Certificates entitled to receive consideration pursuant to Section 2.1 the form of Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing shares of Common Stock or Warrants (the “Certificates”), upon surrender of such Certificates to the Paying Agent, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such shares of Common Stock or Warrants, as the case may be, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. The Surviving Corporation, the Paying Agent and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or Warrants, as the case may be, such amounts as the Surviving Corporation, the Paying Agent or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or Warrants, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Buyer, as the case may be, and the Surviving Corporation, the Paying Agent or Buyer, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such shares of Common Stock or Warrants, as the case may be, in cash as contemplated by this Agreement, without interest thereon. All cash consideration delivered upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Common Stock and Warrants theretofore represented by such Certificates.
      (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such Person of a bond or other surety in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made with respect to such Certificate and subject to such other reasonable conditions as the Buyer may impose, the Paying Agent shall deliver in exchange for such Certificate the consideration into which shares of Common Stock or Warrants theretofore represented by such Certificate shall have been converted pursuant to this Article II.
      (d) If any payment under this Article II is to be made to a Person other than the Person in whose name any Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.
      (e) None of Buyer, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon.
      (f) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the shares of Common Stock, Warrants or Options, as the case may be, that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.
      (g) As soon as practicable following the Effective Time, the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder. The Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation or Buyer is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law or with respect to the making of other payments hereunder in connection with other equity interests in the Company held by such Option Holder (provided that such amounts have not been previously deducted and withheld). To the extent that amounts are so withheld by the Surviving Corporation or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation or Buyer, as the case may be, and the Surviving Corporation or Buyer, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity.
      Section 2.3     Deposit at Closing. At the Closing, Buyer shall deposit (or cause to be deposited) with the Paying Agent, for exchange and payment in accordance with this Article II, an amount equal to the sum of (x) the aggregate Common Stock Consideration and (y) the aggregate Warrant Cancellation Payments. The Paying Agent shall invest funds held by it for purposes of this Article II as directed by Buyer, on a daily basis. Any interest or other income resulting from such investments shall be paid to Buyer.
      Section 2.4     Dissenting Shares.
      (a) Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.
      (b) The Company shall give Buyer (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule”), which Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates, the Company hereby represents and warrants to Buyer and Merger Sub as follows:
      Section 3.1     Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Disclosure Schedule lists the jurisdictions of incorporation and foreign qualifications of the Company and each of its Subsidiaries. The Company has made available to Buyer true, complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Buyer each such entity’s minute books and stock records. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, by-laws or similar constitutive document. Section 3.1 of the Disclosure Schedule contains a true and correct list of the directors and officers of each of the Company and its Subsidiaries as of the date of this Agreement.

      Section 3.2     Authority; Approvals.
      (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby are within its corporate powers and authority and have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the adoption of this Agreement by the Required Company Stockholders). This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.
      (b) The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable, (iii) resolved to approve this Agreement and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement, and, as of the date hereof, none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.
      (c) The affirmative vote of the holders of a majority of outstanding shares of Common Stock (the “Required Company Stockholders”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.
      Section 3.3     Capitalization; Equity Interests.
      (a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 93,703,445 shares of Common Stock, including the associated Rights, were issued and outstanding (of which 1,629,076 are shares of Restricted Stock), (ii) 29,021 shares of Common Stock are held in the treasury of the Company, (iii) no shares of Common Stock are held by Subsidiaries of the Company and (iv) no shares of Preferred Stock are outstanding.
      (b) Section 3.3(b) of the Disclosure Schedule sets forth a true and correct list of all of the Company’s Subsidiaries, together with their respective authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company does not have any Subsidiaries or own or hold, directly or indirectly, any equity or other security interest, or has made any investment, in any other Person. Except as set forth in Section 3.3(b) of the Disclosure Schedule, all issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).
      (c) Except for (i) issued and outstanding Common Stock referenced in Sections 3.3(a)(i) and 3.3(a)(ii), (ii) 20,129,457 shares of Common Stock reserved for issuance upon exercise of Options granted under the Option Plans, as described in Section 3.3(d) of the Disclosure Schedule, (iii) 5,992,124 shares of Common Stock reserved for issuance upon exercise of the Warrants, as described in Section 3.3(e) of the Disclosure Schedule, (iv) 100,000 shares of Preferred Stock designated as “Series A Preferred Stock” reserved for issuance in accordance with the Rights Agreement, and (v) as set forth in Sections 3.3(b) and (c) of the Disclosure Schedule, at the time of execution of this Agreement, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock, or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options, Warrants, Restricted Stock and Rights or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Company or any Subsidiary. Except for the Options, Warrants, Restricted Stock and Rights or as otherwise set forth in Section 3.3(c) of the Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c).
      (d) The names of the optionee of each Option, the date of grant of each Option, the number of shares subject to each such Option, the expiration date of each such Option, and the price at which each such Option may be exercised under the Option Plans are set forth in Section 3.3(d) of the Disclosure Schedule.
      (e) The name of each holder of Warrants as of the date hereof, the date of issuance of each Warrant, the number of shares subject to each such Warrant, the expiration date of each such Warrant, and the price at which each such Warrant may be exercised, are set forth in Section 3.3(e) of the Disclosure Schedule.
      Section 3.4     Conflicts; Consents.
      (a) Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, and compliance by the Company with the terms and provisions hereof, do not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of the Company or any of its Subsidiaries, (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, which in any case may result in any loss (including loss of current or future benefits) or other liability to the Company or its Subsidiaries exceeding $500,000 individually or $1,500,000 in the aggregate, (iii) violate any Laws applicable to the Company or any of its Subsidiaries or any such Person’s properties or assets, which in any case may result in the imposition of any fees, penalties or other liability to the Company or its Subsidiaries in an amount exceeding $100,000 individually or $400,000 in the aggregate or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries in an amount exceeding $500,000 individually or $1,500,000 in the aggregate.
      (b) Except for (1) the filing of a premerger notification and report form under the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and the expiration or early termination of the applicable waiting period thereunder, (2) any filings as may be required under the DGCL or the Exchange Act in connection with the Merger, (3) any consent or approval of or registration or filing with the Federal Communications Commission (“FCC”), any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries (each, a “State PUC”), (4) any municipal franchising authority (each, a “Municipal Franchising Authority”) having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction, and (5) where the failure to obtain such consents or approvals, or to make such notifications, registrations or filings, would not result in the imposition of fees or penalties on the Company or any of its Subsidiaries, or otherwise result in any liability or other loss (including loss of current or future benefits) in an amount in excess of $100,000 individually or $400,000 in the aggregate, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby.
      Section 3.5     Financial Information and SEC Reports; Undisclosed Liabilities.
      (a) The Company has timely filed with the Securities and Exchange Commission (the “SEC”) and made available to Buyer all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Reports”). The Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq Stock Market, Inc.’s National Market or any national stock exchange. The Company has made available to Buyer true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003 and prior to the date hereof and will, promptly following the receipt thereof, make available to Buyer any such correspondence sent or received after the date hereof. To the Company’s knowledge, as of the date hereof none of the Company SEC Reports is the subject of ongoing SEC review.
      (b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and all other applicable legal and accounting requirements and reflect only actual transactions.
      (c) Except as reflected in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2005, which balance sheet was filed with the SEC by the Company on March 1, 2006 in its 2005 Annual Report on Form 10-K and made available to Buyer, the Company and its Subsidiaries do not have, and as a result of the transactions contemplated by this Agreement, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005 which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.6     Disclosure Documents. None of the information included or incorporated by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or on the date mailed to the Company’s shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders’ Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representations regarding any information furnished in writing by Buyer or Merger Sub specifically for inclusion in the Proxy Statement.
      Section 3.7     Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).
      Section 3.8     Assets and Properties; Network.
      (a) Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list of all real property owned or leased by the Company or any of its Subsidiaries, including all collocation agreements to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.8(a) of the Disclosure Schedule, each of the Company and its Subsidiaries has good fee simple title to, or a valid leasehold interest in, as applicable, all of its owned or leased real property, including all such property interests identified in Section 3.8(a) of the Disclosure Schedule (including all rights, title, privileges and appurtenances pertaining or relating thereto) free and clear of any and all Encumbrances, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All leases, including all collocation agreements to which the Company or any of its Subsidiaries is a party, in respect of real property leased by the Company or any of its Subsidiaries are in full force and effect, neither the Company nor any of its Subsidiaries has received any written notice of a breach or default thereunder, and to the Company’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except for such breach or default that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      (b) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses, except for defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Such personal property and the structural elements of the owned and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      (c) Section 3.8(c) of the Disclosure Schedule sets forth the following information relating to the network of the Company and its Subsidiaries: (i) all switches and switch locations of the Company and its Subsidiaries, (ii) all material inventory of the Company and its Subsidiaries, (iii) a description of fibers and fiber miles owned or leased by the Company and its Subsidiaries, (iv) for the ATM/ IP backbone of the Company and its Subsidiaries, route and circuit type, (v) any pending asset sale of any of the foregoing and (vi) any material agreement, arrangement or understanding with municipalities governing access to municipal rights of way involving payments in excess of $100,000 in any one year. The information provided in Section 3.8(c) of the Disclosure Schedule is accurate and complete in all material respects; provided, however, that the operation of the network of the Company and its Subsidiaries is subject to embedded software owned by third parties and licensed to the Company or its Subsidiaries, as to which (unless indicated otherwise in Section 3.8(c) of the Disclosure Schedule) the Company has valid licenses as of the date hereof. The Company shall provide Buyer with correct and complete copies of all leases with respect to the network of the Company and its Subsidiaries. Each of the network facilities described in Section 3.8(c) of the Disclosure Schedule is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.9     Other Agreements.
      (a) Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each contract, agreement, commitment or lease of the Company and its Subsidiaries currently in effect (i) which by its terms is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that materially restricts the conduct of any material line of business by the Company or any of its Subsidiaries, or the ability of any such Person to operate in any geographic area, (iii) relating to the borrowing of money or any guarantee in respect of any indebtedness in excess of $100,000 of any Person (other than any guarantee made by the Company in respect of any real property or personal property leased by any Subsidiary), (iv) that extends “most favored nations” or similar pricing to the counterparty to such contract and such contract involving aggregate payments in excess of $100,000 per year, (v) with respect to employment of an officer or director, (vi) with respect to engagement of a consultant involving payments of more than $100,000 in any one year, or (vii) that restricts the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis. In addition, Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of each interconnection agreement to which the Company or any of its Subsidiaries is a party. Each contract, agreement, commitment or lease of the type described in this Section 3.9(a), whether or not set forth in Section 3.9(a) of the Disclosure Schedule, is referred to herein as a “Material Contract”. True, correct and complete copies of all Material Contracts have previously been made available to Buyer.
      (b) All of the Material Contracts are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and all are enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, the other parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such Material Contracts is in breach of or default under any obligation thereunder or has given notice of default to any other party thereunder and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default thereunder, in each case which breach or default, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
      Section 3.10     Environmental Matters. Each of the Company and its Subsidiaries holds all licenses, permits and other governmental authorizations required under all applicable Environmental Laws, except for such licenses, permits and other governmental authorizations the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of any requirements of any Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there are no conditions relating to the Company or any of its Subsidiaries or relating to any real property owned or leased by the Company or any of its Subsidiaries currently or during the last five years that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law.
      Section 3.11     Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, suits, proceedings, arbitrations, claims or disputes pending or, to the knowledge of the Company, threatened by or before any court, arbitration tribunal or other Governmental Entity against the Company or any of its Subsidiaries which bring into question the validity of this Agreement or that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or any of its Subsidiaries or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.
      Section 3.12     Compliance; Licenses and Permits.
      (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses (including without limitation, (i) the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates; (ii) the rules, regulations, orders, and policies of the FCC and State PUCs, (iii) any and all Universal Service Fund obligations, and (iv) the Communications Assistance to Law Enforcement Act), except for failures to comply which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      (b) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, “Permits,” a true, correct and complete list of which is contained in Section 3.12(b) of the Disclosure Schedule) that are necessary to conduct their respective businesses as presently being conducted, except for such Permits the failure to hold which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.12(b) of the Disclosure Schedule, (i) such Permits are in full force and effect, (ii) no material violations are or have been alleged in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in connection with the right to operate under the Permits, or that could reasonably result in any fines, penalties or other losses in excess of $50,000 individually or $250,000 in the aggregate, and (iv) the consummation of the Merger and the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any such Permit.
      (c) The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by the Company or its Subsidiaries (collectively, “Communications Licenses,” a true, correct and complete list of which is contained in Section 3.12(c) of the Disclosure Schedule), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses from any Municipal Franchising Authority the absence of which would not result in any fines, penalties or other losses in excess of $50,000 individually or $250,000, in the aggregate. All the Communications Licenses were duly obtained and are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. As of the date of this Agreement, no action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any of the Communications Licenses, or (ii) material fines and/or forfeitures. As of the date of this Agreement, the Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the knowledge of the Company, no such actions are threatened which, in each case, could result in fines, penalties or other losses in excess of $50,000 individually or $250,000, in the aggregate, if not cured or otherwise responded to in the ordinary course of business.
      (d) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and

(ii) the applicable listing and corporate governance rules and regulations of the American Stock Exchange. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
      Section 3.13     Intellectual Property.
      (a) Section 3.13(a)(1) of the Disclosure Schedule sets forth an accurate and complete list of all registered Marks owned (in whole or in part) by the Company or any of its Subsidiaries (collectively “Company Registered Marks”), Section 3.13(a)(2) of the Disclosure Schedule sets forth an accurate and complete list of all registered Patents or pending applications for registered Patents owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the “Company Registered Patents”) and Section 3.13(a)(3) of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights owned (in whole or in part) by the Company or any of its Subsidiaries, and all pending applications for registration of Copyrights filed anywhere in the world that are owned (in whole or in part) by the Company or any of its Subsidiaries (collectively the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Registered Patents, the “Company Registered IP”). Except as set forth on Section 3.13(a)(4) of the Disclosure Schedule, no Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened in writing with respect to any of the Company Registered IP. To the knowledge of the Company, the Company Registered IP is valid, subsisting and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Company Registered IP. Except as may be set forth in Section 3.13(a)(5) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP except for such actions or failures which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
      (b) Each of the Company and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of all information that constitutes a material Trade Secret of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, all current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have participated in the creation of any material Intellectual Property that is used by the Company or any of its Subsidiaries in the conduct of their respective businesses have entered into proprietary information, confidentiality and assignment agreements with the Company that are substantially in the Company’s standard forms (which have previously been provided to Buyer).
      (c) To the knowledge of the Company, the Company owns exclusively all right, title and interest to the Company Registered IP and all other material Intellectual Property used by the Company or any of its

Subsidiaries that is not licensed to the Company or any of its Subsidiaries pursuant to a written license agreement, free and clear of any Lien or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s or such Subsidiary’s ownership of any of such material Intellectual Property. None of such material Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or such Subsidiary.
      (d) Section 3.13(d)(1) of the Disclosure Schedule sets forth a complete and accurate list of all material agreements granting to the Company or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any such Subsidiary other than commercially available standard Software applications used in the Company’s or any such Subsidiary’s operations (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto. Section 3.13(d)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all material license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property, excluding non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business in substantially the Company’s standard forms (which have previously been provided to Buyer). No loss or expiration of any material Intellectual Property licensed to the Company or any of its Subsidiaries under any Inbound License Agreement is pending or, to the knowledge of the Company, reasonably foreseeable or, to the knowledge of the Company, threatened in writing. There is no outstanding or, to the Company’s knowledge, threatened (in writing) dispute or disagreement with respect to any Inbound License Agreement or any license agreements under which the Company or any of its Subsidiaries grants any rights under any Intellectual Property (collectively, the “Outbound License Agreements”) that could materially affect any of the respective rights and obligations of the parties thereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any Inbound License Agreement or any Outbound License Agreement, except for such losses, impairments or rights to terminate, reprice or otherwise modify, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      (e) To the knowledge of the Company, the Intellectual Property owned by the Company or any of its Subsidiaries or licensed under the Inbound License Agreements to the Company or any of its Subsidiaries constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of the Company and its Subsidiaries as each is currently conducted, excluding commercially available standard Software applications used in the Company’s or any such Subsidiary’s operations.
      (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the products or services distributed, sold or offered by the Company or any of its Subsidiaries, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company or any of its Subsidiaries has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such material infringement, misappropriation or violation is occurring or has occurred. To the Company’s Knowledge, no third party is misappropriating or infringing any material Intellectual Property owned by the Company or any of its Subsidiaries in any material respect.
      Section 3.14     Tax Matters. Except as set forth in Section 3.14 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all material Tax Returns required to be filed by it and paid all Taxes shown to be due on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due.

(b) The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(c) There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary. There are no audits, administrative proceedings or court proceedings relating to Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. There are no material Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings. To the knowledge of the Company, no written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than a member of the Company Group under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor.

(e) None of the Company or any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).
      Section 3.15     Labor Relations; Employees.
      (a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, as of the date hereof, to the knowledge of the Company: (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act or other applicable Laws, (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency, (iii) there is no material labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company, (iv) the Company is not a party to or bound by any collective bargaining or similar agreement and (v) there are no union organizing activities among the employees of the Company.
      (b) Section 3.15(b) of the Disclosure Schedule contains a list of each pension, profit-sharing or other retirement, bonus, employment or termination agreement, deferred compensation, stock option, stock appreciation, stock purchase, performance share, bonus or other incentive, severance or termination pay, health, and group insurance plan, program or arrangement, as well any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that the Company and its Subsidiaries sponsor, maintain, or contribute to with respect to employees of the Company and its Subsidiaries, or with respect to which the Company or any Subsidiary has or may reasonably be expected to have any liability, whether contingent or direct (each such plan, program or arrangement being hereinafter referred to in this Agreement individually as a “Plan”).
      (c) The Company has made available to Buyer or Buyer’s counsel a true and complete copy of each material Plan, all amendments thereto, the most recent summary plan description or other written description of the Plan, the most recent IRS determination letter (if any), and the most recent annual report (if any) required to be filed in connection with such Plan.
      (d) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS that remains in effect on the date hereof. No event has occurred since such favorable determination letter was issued that could reasonably be expected to jeopardize the tax-qualified status of such Plan.
      (e) Except as set forth in Section 3.15(e) of the Disclosure Schedule, all required contributions due with respect to any Plan have been made as required under ERISA. The reserves reflected in the Company Financials for the obligations of the Company under all Plans were determined in accordance with GAAP.
      (f) No Plan is subject to the provisions of Section 412 of the Code, Part 3 of Subtitle B of Title I of ERISA, or Title IV of ERISA.
      (g) No Plan constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and, with respect to the Company, neither the Company nor any of its ERISA Affiliates has, in the past six years, contributed to or otherwise had any obligation or liability in connection with any multiemployer plan (within the meaning of Section 3(37) of ERISA).
      (h) Neither the Company nor any of its ERISA Affiliates has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect with respect to any Plan. To the knowledge of the Company, no “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to have a Company Material Adverse Effect has occurred with respect to any Plan.
      (i) Each Plan has been operated in all material respects in accordance with its terms and applicable Laws, and will continue to be so operated until the Effective Time.
      (j) Other than routine claims for benefits, to the knowledge of the Company, there are no actions, claims, lawsuits or arbitrations pending or threatened in writing with respect to any Plan.
      (k) Except as set forth in Section 3.15(k) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either standing alone or in combination with any subsequent event, will not (A) result in any payment becoming due to any current or former employee or director of the Company, (B) increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of time of payment or vesting of any such benefits to any extent.
      (l) Except as set forth in Section 3.15(l) of the Disclosure Schedule, no Plan provides welfare benefits after termination of employment except to the extent required by Section 4980B of the Code.
      (m) Except as set forth on Section 3.15(m) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property) in connection with the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
      Section 3.16     Transactions with Related Parties. Except as set forth in Section 3.16 of the Disclosure Schedule, since January 1, 2005 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.
      Section 3.17     Brokers. No agent, broker, investment banker, Person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries, other than Morgan Stanley & Co. Incorporated and Evercore Group L.L.C., the fees and expenses of which will be paid by the Company (as reflected in the agreements between such firms and the Company, copies of which have been delivered to Buyer), is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.
      Section 3.18     Insurance. Section 3.18 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of its Subsidiaries has received written notice of termination, exhaustion of limits, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied with each such insurance policy except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all material claims thereunder (i) have been filed in due and timely fashion, and (ii) have been accepted by the insurer. There have been no denials or reservations of rights of any such material claims.
      Section 3.19     Suppliers. Except as set forth in Section 3.19 of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (a) has received any written notice of, or has any reason to believe that there are, any outstanding or threatened dispute with any supplier or vendor (including local and long distance carriers), which dispute could reasonably involve the payment by or to the Company or any Subsidiaries of an amount exceeding $100,000 individually or $250,000 in the aggregate, or (b) has any reason to believe that there exist any reasonable grounds for any such dispute.
      Section 3.20     Takeover Statutes. Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger, the Voting Agreements or any of the transactions contemplated hereby and thereby. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or the Voting Agreements or any of the transactions contemplated hereby and thereby.
      Section 3.21     Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C. that, as of the date hereof, the Common Stock Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock, and such opinion has not been withdrawn or revoked or otherwise modified as of the date of this Agreement.
      Section 3.22     Rights Agreement. The Company has taken all action necessary or appropriate under its Rights Agreement to ensure that the execution of this Agreement and consummation of the transactions contemplated hereby, including the Merger, do not and will not result in the ability of any person to exercise any Rights or enable or require such Rights to separate from the shares of Common Stock to which they are attached or to be triggered or become exercisable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
      Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization; Standing and Power. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Buyer has made available to the Company true, complete and correct copies of the constitutive documents of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement. Each of Buyer and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

Section 4.2 Authority; Approvals. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby are within their respective corporate power and authority have been duly and validly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights generally and by the application of general principles of equity.

Section 4.3 Conflicts; Consents.

(a) The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, and compliance by Buyer and Merger Sub with the terms and provisions hereof, does not and will not (i) conflict with or result in a breach of the certificates of incorporation, by-laws or other constitutive documents of Buyer or Merger Sub, (ii) violate, conflict with, breach, result in the loss of any benefit, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default), or give rise to any right of termination, cancellation or acceleration, under any of the provisions of any note, bond, lease, mortgage, indenture, or any license, franchise, permit, agreement or other instrument or obligation to which any of Buyer or Merger Sub is a party, or by which any such Person or its properties or assets are bound or (iii) violate any Laws applicable to Buyer or Merger Sub or any such Person’s properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (B) any filings as may be required under the DGCL in connection with the Merger, (C) any consent or approval of or registration or filing with the FCC, any State PUC and any Municipal Franchising Authority having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction, and (D) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4 Disclosure Documents. None of the information supplied or to be supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, on the date the Proxy Statement is filed with the SEC or mailed to the Company’s shareholders or at the time immediately following any amendment or supplement to the Proxy Statement or at the time the Company Stockholders’ Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Brokers. Except for Brown Brothers Harriman & Co. and Credit Suisse, no agent, broker, investment banker, person or firm acting on behalf of Buyer or Merger Sub or under the authority of Buyer or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

Section 4.6 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or Merger Sub or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Buyer or Merger Sub to perform its obligations hereunder, or prevent or materially delay the consummation of the Merger.

Section 4.7 Operations of Merger Sub. Merger Sub is a wholly owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.8 Financing. Buyer has, or shall have at the Closing and at the Effective Time, sufficient funds available to permit Buyer to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated hereby. Buyer has received an executed commitment letter (the “Commitment Letter”) from Credit Suisse Securities (USA) LLC and Credit Suisse, pursuant to which Credit Suisse has committed to provide Buyer and certain existing or future subsidiaries of the Company with a credit facility in an aggregate amount of $314,000,000 (the “Financing”) for the purpose of consummating the transactions contemplated hereby and other general corporate purposes. The Financing is adequate to pay in full in cash the aggregate Common Stock Consideration, the aggregate Warrant Cancellation Payment and the aggregate Option Cancellation Payment (in each case in accordance with the terms of this Agreement), together with all fees and expenses of Buyer and Merger Sub associated with the transactions contemplated hereby, and to make any other payments necessary to consummate the transactions contemplated hereby. Buyer has delivered a true and complete copy of the Commitment Letter to the Company prior to the date hereof. The Commitment Letter, in the form so delivered, is valid and in full force and effect as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Buyer under the Commitment Letter. Buyer has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid as of the date hereof.
ARTICLE V
CERTAIN COVENANTS
      Section 5.1     Conduct of Business.
      (a) From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly permitted or required by this Agreement, as required by applicable Law or as otherwise consented to by Buyer in writing, the Company shall, and shall cause each of its Subsidiaries to, operate its business only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, including the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates, and the implementing rules, regulations, orders, and policies of the FCC and each State PUC, and shall use its commercially reasonable efforts to:

(i) Preserve intact the present organization of the Company and its Subsidiaries;

(ii) keep available the services of the present officers and employees of the Company and its Subsidiaries;

(iii) preserve the Company’s and its Subsidiaries’ goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv) continue all current sales, marketing and other promotional policies, programs and activities of the Company and its Subsidiaries;

(v) maintain the assets of the Company and its Subsidiaries in good repair, order and condition; and

(vi) maintain the Company’s and its Subsidiaries’ insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be.
      (b) Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly permitted or required by this Agreement or as required by applicable Law, the

Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer, directly or indirectly:

(i) cause or knowingly permit any act, event or change which would reasonably be expected to have a Company Material Adverse Effect;

(ii) (A) incur any indebtedness for borrowed money other than borrowing under the Company’s existing credit facility in the ordinary course of business, or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(iii) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(iv) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries, other than dividends from one Company Subsidiary to another Company Subsidiary or to the Company;

(v) (A) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (B) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries; or (C) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of Common Stock upon the exercise of Warrants or Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement);

(vi) sell, assign, pledge, encumber, transfer or otherwise dispose of any material asset of the Company or any of its Subsidiaries;

(vii) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any assets, other than acquisitions of inventory, equipment and supplies in the ordinary course of business;

(viii) incur any capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries (including IT Expenditures), except for any such capital expenditures or commitments or additions that (a) are set forth in the Company’s capital expenditure plan set forth in Section 5.1(b)(viii) of the Disclosure Schedule, or (b) are not in excess of $800,000 in the aggregate (except, in the case of clauses (a) and (b), as otherwise noted in Section 5.1(b)(viii) of the Disclosure Schedule);

(ix) (I) except in each case for regular annual increases or promotions in the ordinary course of business (A) increase the compensation of employees of the Company or any of its Subsidiaries (including any increase pursuant to any written bonus, pension, profit-sharing or other benefit or compensation plan, policy or arrangement or commitment) or (B) increase any such compensation or bonus payable to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries having an annual salary or remuneration in excess of $100,000, or (II) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries; provided, however, that, immediately prior to the Effective Time, the Company may, in its sole discretion, pay the bonuses described in Section 5.1(b) of the Disclosure Schedule.

(x) change the independent public accountants of the Company and its Subsidiaries or, except as required by GAAP or applicable Law, change the accounting methods or accounting practices followed by the Company;

(xi) make or change any material Tax election, in each case, other than in the ordinary course of business consistent with past practice or as required by Law, incur any material liability for

Taxes other than in the ordinary course of business or file any amended Tax Return (other than a Tax Return filed in connection with or required by the resolution of any Tax audit or proceeding);

(xii) enter into, amend, modify or consent to the termination of, or fail to perform any obligation under, any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any such Material Contract;

(xiii) commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court, arbitration tribunal or other Governmental Entity;

(xiv) enter into any new line of business;

(xv) take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or any other Governmental Entity other than in the ordinary course of the operation of the business, or discontinue or withdraw any authorized service or voluntary relinquish any Permits or Communications Licenses; or

(xvi) take or agree in writing or otherwise take any of the actions described in (i) through (xv) above or any other action which would reasonably be expected to delay or prevent the satisfaction of any condition to closing set forth in Article VI.

Section 5.2 Access and Information; Confidentiality.

(a) From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Buyer and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company and its Subsidiaries as Buyer deems reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and its Subsidiaries and their respective properties, books, records and commitments. The Company shall promptly furnish Buyer and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company and its Subsidiaries or any of the transactions contemplated by this Agreement as Buyer shall from time to time reasonably request. All access and investigation pursuant to this Section 5.2 shall occur only upon reasonable notice and during normal business hours and shall be conducted at Buyer’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries. During the period prior to the Closing Date, the Company shall provide Buyer consolidated monthly balance sheets, statements of operations, stockholders’ equity and cash flow within fifteen calendar days after the end of each month.

(b) The parties hereto will hold any non-public information regarding the other parties, their Subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.3 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, but in no event later than twenty (20) days after the date hereof, the Company and Buyer shall prepare and the Company shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Each of Buyer and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without Buyer’s prior consent, which shall not be unreasonably delayed or withheld.

(b) The Company shall notify Buyer promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Buyer with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates which should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Buyer promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event which should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required.

Section 5.4 Company Stockholders’ Meeting. The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement; provided that the Proxy Statement shall be mailed to Company stockholders no later than ten (10) Business Days after the SEC has indicated that it has no further comments to the Proxy Statement. Subject to Sections 5.5(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.4 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.5 Acquisition Proposals.

(a) The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to the adoption of this Agreement by the Required Company Stockholders, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 5.5, the Company may, if its Board of Directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.5(b), (x) furnish information with respect to the Company and its

Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been provided to Buyer or is provided to Buyer prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Buyer), or propose to withdraw (or modify in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of, this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.5(a)) (an “Acquisition Agreement”) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Required Company Stockholders, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a Superior Proposal if such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 5.5, (ii) no such Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Buyer’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Buyer that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period) and representing that the Company has complied with this Section 5.5, (iii) during such three (3) Business Day period, the Company shall negotiate with Buyer in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change and (iv) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Buyer makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 7.3 hereof.

(c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.5, promptly on the date of receipt thereof, the Company shall advise Buyer orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations (including the identity of the Person making such Takeover Proposal) and the Company shall promptly provide to Buyer copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place; provided, however, that the Company shall not be required to disclose the identity of the Person or group making such request, Takeover Proposal, inquiry or with whom any discussions or negotiations are taking place to the extent that the Company is prohibited from making such disclosure pursuant to a confidentiality agreement entered into prior to the date of this Agreement. The Company agrees that it shall keep Buyer fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Buyer fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

(d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.5(b).

Section 5.6 Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, including, without limitation, Section 5.6(b) hereof, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of any of them, including, without limitation, (i) making the requisite filings pursuant to the HSR Act, (ii) making all necessary notifications required by and filing all necessary applications with the FCC seeking the consent of the FCC to the transfer of the Permits and Communications Licenses issued by the FCC to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “FCC Consents”) and (iii) making all necessary notifications required by and filing all necessary applications with the State PUCs seeking the consent of the applicable State PUC to the assignment of the Permits and Communications Licenses issued or granted by such State PUC to the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “State PUC Consents”); and (iii) making all necessary notifications required by and filing all necessary applications with each Municipal Franchising Authority seeking the consent of the Municipal Franchising Authority to the transfer of the Permits and Communications Licenses issued by the Municipal Franchising Authority to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “Municipal Franchising Authority Consents”). Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Buyer and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing.

(b) In furtherance and not in limitation of the foregoing, each of the parties hereto will use all commercially reasonable efforts to (i) make or cause to be made the applications or filings required to be made by Buyer or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or with respect to the FCC Consents, PUC Consents, and Municipal Franchising Authority Consents, and to pay any fees due of it in connection with such applications or filings, within ten Business Days after the date hereof, and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act or with respect to the FCC Consents and PUC Consents for additional information, documents or other materials received from the Federal Trade Commission, the Department of Justice, the FCC or any State PUC in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the others of any communications from any Governmental Entity regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, Buyer shall be under no obligation whatsoever to take any action requested by any Governmental Entity in order to consummate the Merger or other transactions contemplated by this

Agreement, including, without limitation, making any divestiture of any asset or agreeing to any type of behavioral relief that a Governmental Entity may request.

(c) Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries to, maintain the validity of the Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC and State PUCs. The Company shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to (a) refrain from taking any action which may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses, (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its Subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

(d) Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

(e) The Company shall, to the extent Buyer may reasonably request in connection with any third-party financing Buyer and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts to, and shall cause the Subsidiaries and its and their respective officers, employees and advisors to use their respective commercially reasonable efforts to: (i) cooperate in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents, (ii) make senior management of the Company reasonably available for meetings and due diligence sessions, (iii) cooperate with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, (iv) enter into customary agreements with underwriters, initial purchasers or placement agents, (v) enter into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens in connection with the Company’s existing indebtedness, and (vi) provide reasonable assistance with respect to obtaining a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by Buyer; provided that none of the Company or any Subsidiary shall be required to pay any commitment or similar fee or incur any other liability in connection with any such third-party financing prior to the Effective Time. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Notwithstanding the forgoing, nothing in this Agreement shall require the Company Board to take any action to approve any third party financing provided in connection with the Merger. Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries, and their respective officers, employees, agents, consultants and other representatives to cooperate with Buyer to develop and implement a business integration plan (including, without limitation, with respect to network integration, customer relationship management and personnel deployment).

      Section 5.7     Public Announcements. The parties hereto agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

      Section 5.8     Indemnification of Directors and Officers.

(a) For not less than six years from and after the Effective Time, Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s second amended and restated certificate of incorporation and second amended and restated by-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Buyer agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by applicable Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b) The Surviving Corporation shall provide to the Company’s present and past directors and officers a fully prepaid insurance and indemnification policy (“D&O Insurance”) in amount and scope as required by the Trust Agreement that provides coverage for events occurring on or before the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The Company represents that the current annual premiums paid by the Company in respect of D&O Insurance is set forth in Section 5.8(b) of the Company Disclosure Schedule.

(c) The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Buyer or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.
      Section 5.9     Expenses. Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Buyer and the Company) and as otherwise provided in Section 7.3, each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.
      Section 5.10     Section 16 Compliance. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
      Section 5.11     Supplemental Information. The Company shall give prompt notice to Buyer of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) any Company Material Adverse Effect or the occurrence of any event or events which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the Company becoming aware of any facts, matters or circumstances that would cause any condition to the obligations of Buyer or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to Buyer.
      Section 5.12     Tax Matters.

(a) Buyer shall be liable for all Transfer Taxes arising from the transactions contemplated by this Agreement. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to tax. The parties will cooperate with each other in timely making all filings, returns and forms as may be required in connection with the payment of any Transfer Taxes.

(b) The Company shall deliver to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1) of the Code.

(c) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall:

(i) prepare, in the ordinary course (except as otherwise required by Law), and timely file all material Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Returns”);

(ii) fully and timely pay all Taxes shown due and payable in respect of such Post-Signing Returns that are so filed and provide Buyer with copies of such Post-Signing Returns as soon as practicable after filing; and

(iii) promptly notify the Buyer of any material federal, state, local or foreign income or franchise and any other material suit, claim, contest, investigation, administrative or judicial proceeding or audit initiated against or with respect to the Buyer or any of its Subsidiaries in respect of any Tax matter (other than those set forth on the Disclosure Schedules) (collectively, “Contests”), and not to settle or compromise any such Contests without the Buyer’s consent, which consent shall not be unreasonably withheld or delayed.
      Section 5.13     State Takeover Statutes; Rights Agreement. (a) Buyer, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.
      (b) The Board of Directors of the Company shall take all action to the extent necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Buyer, (i) amend or waive any provision of the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Takeover Proposal with respect to the Company.
      Section 5.14     Employee Benefits Matters. (a) Buyer hereby agrees that, for a period of six (6) months immediately following the Effective Time, it shall, or it shall cause the Surviving Corporation and its subsidiaries to, maintain employee benefit and compensation plans, programs, contracts, arrangements and executive perquisites for the benefit of active employees of the Company and the Subsidiaries which, in the aggregate, will provide compensation and benefits (other than equity compensation) that are at least equivalent to, and no less favorable than, the compensation and benefits provided to such employees under the employee benefit plans, programs, contracts and arrangements of the Company and the Subsidiaries as in effect immediately prior to the Effective Time; provided, however, that, notwithstanding the foregoing, Buyer may at any time and in all events provide (or cause the Surviving Corporation to provide) health benefits to such employees under an arrangement substantially similar to that provided to Buyer’s or its Subsidiaries’ similarly-situated employees. From and after the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees, directors or consultants of the Company or any of its Subsidiaries.
      (b) Employees of the Company and its Subsidiaries shall receive credit for all purposes (including, without limitation, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any employee benefit plan, program or arrangement established or maintained by Buyer, the Surviving Corporation or any of their respective Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and that in no event shall such service be required to be counted with respect to any equity incentive award or for purposes of benefit accrual under any defined benefit pension plan. In addition, for purposes of participation by employees of the Company and its Subsidiaries in any medical plan of Buyer or its Subsidiaries, Buyer or its applicable Subsidiary shall waive any preexisting condition limitations to the extent waived under the applicable medical plan of the Company and, with respect to the plan year in which such employees first participate in such medical plan, shall credit such employees for any out of pocket expenditures, deductibles and employee contributions that were credited under any predecessor medical plan of the Company or any of its Subsidiaries.
      (c) Buyer hereby agrees that for a period of two years immediately following the Effective Time it shall, or shall cause the Surviving Corporation and its Subsidiaries to provide all employees of the Company and the Subsidiaries who are employed thereby as of immediately prior to the Effective Time (other than employees who, as of the Effective Time, are party to severance agreements) who are terminated without cause with a minimum level of severance benefits equal to two (2) weeks for any period of employment for less than one year plus one (1) week for each full or partial year after their first year of employment. For purposes of determining the amount of their minimum severance benefits under this Section 5.14(c), employees of the Company and its Subsidiaries shall receive credit for all service accrued or deemed accrued prior to the Effective Time with the Company or any of its subsidiaries.
      Section 5.15     Financing. Buyer shall use its best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter, including using best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) satisfy or obtain the waiver of all conditions applicable to Buyer and Merger Sub in such definitive agreements. In the event any portion of the Financing becomes unavailable, Buyer shall use its best efforts to arrange to obtain any such portion from alternative sources. Buyer shall give the Company prompt notice of any material breach by any party of the Commitment Letter or any termination of the Commitment Letter. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letter without first consulting the Company.

      Section 5.16     Letter of Credit. (a) Buyer hereby agrees that on or prior to May 19, 2006, it shall cause the bank issuing the Initial Letter of Credit to provide an amendment thereto increasing the amount available thereunder to $6,000,000 but otherwise keeping the remaining terms of the Letter of Credit unchanged, or a substitute letter of credit for $6,000,000 otherwise having the same terms as the Initial Letter of Credit (the Initial Letter of Credit, as so amended, or such substitute letter of credit, as applicable, being hereinafter referred to as the “Letter of Credit”). If Buyer does not provide such amendment by such date, the Company shall be entitled to draw the entire amount available under the Initial Letter of Credit as liquidated damages for failure to comply with this Section 5.16(a) and shall have no obligation to return such amount to Buyer or Merger Sub; provided, however, that, if this Agreement is terminated prior to the Effective Time for any reason other than a breach by Buyer or Merger Sub, the Company shall no later than the second Business Day after such termination repay such amount to Buyer by wire transfer of immediately available funds.
      (b) If Buyer does arrange for the amendment to the Letter of Credit as provided in subsection (a) hereto, the Letter of Credit shall serve as liquidity support to the Company in the event that Buyer and Merger Sub do not consummate the Merger within twenty (20) Business Days after receipt by Buyer of a written notification by an authorized officer of the Company that all of the conditions specified in Sections 6.1 and 6.2 have been satisfied. In such event, the Company will be entitled to draw upon the Letter of Credit by delivery of the draw certificate referred to therein signed by two authorized officers of the Company. The delivery of such draw certificate shall be without prejudice to the rights of Buyer and Merger Sub, on the one hand, and the Company, on the other hand, to assert any claim or position with respect to any issues or disputes between the parties concerning the rights and obligations of the parties under this Agreement, including without limitation whether the Company had the right to deliver the draw notice, whether Buyer and Merger Sub were required to effectuate the Merger and whether any condition in Section 6.1 or 6.2 hereof had been satisfied. If a court having jurisdiction over the actions, suits and proceedings arising under this Agreement issues a final, non-appealable judgment (a “Final Judgment”) in favor of Buyer substantially to the effect that Buyer and Merger Sub have no liability under this Agreement for failing to effectuate the Merger, the Company shall within two Business Days of issuance thereof reimburse Buyer the full amount drawn under the Letter of Credit plus interest on such amount at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 3% per annum. If such Final Judgment is in favor of the Company, any amounts drawn under the Letter of Credit shall be applied to reduce any damages awarded to the Company by such court. To the extent that the amounts so drawn under the Letter of Credit exceed the damages awarded by such court, the Company shall reimburse such excess to the Buyer within two Business Days after the issuance of such award.
ARTICLE VI
CONDITIONS PRECEDENT
      Section 6.1     Conditions Precedent to Obligations of Each Party. The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

(b) No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(c) HSR. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(d) Other Governmental Approvals. (i) All consents, approvals or orders of, authorizations of, or actions by the FCC, including the FCC Consents, and (ii) all State PUC approvals, in each case required to consummate the Merger and the other transactions contemplated hereby, including the State PUC Consents, shall have been obtained and shall have become Final Orders; provided, however that no FCC Consent or State PUC Consent shall impose or be conditioned upon Buyer’s, Merger Sub’s or their Affiliates’ agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Buyer, Surviving Corporation or any of their Affiliates in the reasonable judgment of Buyer.
      Section 6.2     Conditions Precedent to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Representations and Warranties. (i) Each of the Company’s representations and warranties contained in this Agreement other than Section 3.3 hereof (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), except where the failure or failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the Company’s representations and warranties contained in Section 3.3 shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) Performance of Obligations. The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date.

(c) Closing Certificate. Buyer shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Company Material Adverse Effect. Since December 31, 2005, no Company Material Adverse Effect shall have occurred and be continuing and no event, change or effect shall have occurred and be continuing that would reasonably be expected to have a Company Material Adverse Effect.

(e) Director Resignations. The Company shall have delivered to Buyer a resignation from each member of the Board of Directors of the Company or comparable body for each Subsidiary of the Company, which shall be effective as of immediately after the Effective Time, unless specified by Buyer no later than five Business Days prior to Closing.
      Section 6.3     Conditions Precedent to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a) Representations and Warranties. Each of Buyer’s and Merger Sub’s representations and warranties contained in this Agreement (without giving effect to any “material” or “materiality” qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Buyer and Merger Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations. Buyer and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c) Closing Certificate. The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE VII
TERMINATION
      Section 7.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Required Company Stockholders:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company:

(i) if this Agreement is not adopted by the Required Company Stockholders at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated Sections 5.3, 5.4 or 5.5);

(ii) if the Merger shall not have been consummated by February 1, 2007, (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii) if there shall be any final non-appealable order, decree, ruling or other action issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

(c) by the Company:

(i) if Buyer or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Buyer or Merger Sub within twenty (20) Business Days after Buyer or Merger Sub receives written notice of such breach from the Company; or

(ii) if prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such action is required to comply with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, (C) the Company has complied with Sections 5.3, 5.4 and 5.5 and (D) at the time of such termination, Buyer has received the fee set forth in Section 7.3;

provided that the Company’s Board of Directors shall only be able to terminate this Agreement pursuant to this clause (ii) after three (3) Business Days following Buyer’s receipt of written notice advising Buyer that the Company’s Board of Directors is prepared to do so, and only if, during such three (3) Business Day period, the Company and its advisors will have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms.

(d) by Buyer:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Buyer or Merger Sub; or

(ii) if, prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Buyer requests in writing that such recommendation or determination be reaffirmed, (D) a tender or exchange offer relating to any shares of Common Stock will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby or (F) the Company has breached any of its obligations under Sections 5.3 or 5.4 to call, give notice of, convene and hold the Company Stockholders’ Meeting and timely mail the Proxy Statement as contemplated thereby, which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice of such breach.
      Section 7.2     Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Article VII and other than Sections 5.2(b) [Confidentiality], 5.7 [Public Announcements], 5.9 [Expenses], and Articles VIII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Buyer or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

      Section 7.3     Termination Fee.
      (a) If this Agreement shall be terminated pursuant to:

(i) Section 7.1(b)(i), 7.1(b)(ii), or 7.1(d)(i) and (x) at any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (y) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or

(ii) Section 7.1(c)(ii) or 7.1(d)(ii) hereof,

then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to Section 7.1(d)(ii), not later than the close of business on the Business Day following such termination or (3) in the case of termination pursuant to Section 7.1(c)(ii), on the date of termination, pay Buyer a non-refundable fee in an amount equal to six million dollars ($6,000,000) (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer. For purposes of this paragraph (a), “Takeover Proposal” shall have the meaning assigned to such term in Section 9.1, except that all references to “10%” shall be changed to “25%”.
      (b) If this Agreement is terminated under any of the circumstances described in Section 7.3(a) (but with respect to Section 7.3(a)(i), without regard to whether any of the circumstances described in clause (y) thereof have occurred), the Company shall reimburse Buyer for all its fees and expenses (including attorney’s fees) incurred in connection herewith and the transactions contemplated hereby (the “Company Expense Reimbursement Amount”) up to a maximum amount of two million dollars ($2,000,000), which reimbursement shall be made in cash by wire transfer of immediately available funds to an account designated in writing to the Company by Buyer, not later than the close of business on the fifth (5th) Business Day following such termination.
      (c) If the Company fails to promptly pay the Termination Fee or the Company Expense Reimbursement Amount, and, in order to obtain such payment Buyer commences a suit which results in a judgment against the Company for the Termination Fee or the Company Expense Reimbursement Amount, the Company shall pay to Buyer its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the Termination Fee at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 3% per annum.
ARTICLE VIII
MISCELLANEOUS
      Section 8.1     Entire Agreement. This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.
      Section 8.2     Assignment and Binding Effect; Third Party Beneficiaries. (a) This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall be permitted to assign this Agreement to any Affiliate of Buyer (provided that Buyer shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
      (b) Except as provided in Section 5.8(c), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries. Nothing contained herein shall be interpreted as limiting the Company’s right to seek damages based on diminution of the value of outstanding shares of Common Stock, Warrants or Options in the event that Buyer or Merger Sub breach their obligations to consummate the Merger in accordance with the terms of this Agreement.
      Section 8.3     Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:
      If to Buyer, Merger Sub or the Surviving Corporation:

U.S. TelePacific Holdings Corp.
515 S. Flower Street, 47th Floor
Los Angeles, CA 90071-2201
Facsimile: (213) 213-3691
Attention: General Counsel

with a copy to:

Gibson Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Facsimile: (212) 351-5260
Attention: E. Michael Greaney
      If to the Company:

Mpower Holding Corporation
175 Sully’s Trail, Suite 300
Pittsford, NY 14534
Facsimile: (585) 218-0165
Attention: Russell I. Zuckerman, Esq.

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: (212) 848-7179
Attention: Alberto Luzarraga, Jr.
or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.
      Section 8.4     Amendment and Modification; Waiver.
      (a) This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      (b) At any time prior to the Effective Time, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
      Section 8.5     Governing Law; Consent to Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE CONSUMMATION AND EFFECTIVENESS OF THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.
      (b) All actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action, suit or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
      Section 8.6     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
      Section 8.7     Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.
      Section 8.8     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      Section 8.9     Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 8.10     Non-Survival of Representations and Warranties. Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 8.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger.
      Section 8.11     Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING

ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO ARTICLE VII, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.
      Section 8.12     Disclosure Schedule. The representations and warranties contained in Article III are qualified by reference to the Disclosure Schedule. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Buyer and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Buyer and Merger Sub further acknowledge that headings have been inserted on Sections of the Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Disclosure Schedule.
ARTICLE IX
DEFINED TERMS; INTERPRETATION
      Section 9.1     Defined Terms. As used in this Agreement, the terms set forth below shall have the following meanings:

(a) “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(b) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

(c) “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York.

(d) “Confidentiality Agreement” means the letter agreement, dated as of March 21, 2005 between U.S. TelePacific Corp. and Mpower Communications Corp.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(g) “Company Financials” means the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the twelve-month period then ended.

(h) “Company Group” shall mean the affiliated group of corporations filing a consolidated federal income Tax Return of which the Company is the common parent entity.

(i) “Company Material Adverse Effect” means any event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (A) the business, operation, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) changes in unbundled network element availability and rates consistent and in accordance with the rules, regulations and Laws established or implemented by the FCC, the California Public Utilities Commission, the Public Utilities Commission of Nevada or the Illinois Commerce Commission, (ii) changes or effects which are or result from occurrences relating to the United States economy generally or the industries in which the Company operates that in either case do not disproportionately affect the Company and its Subsidiaries, (iii) changes or effects which result from the announcement of this Agreement, the Merger or the transactions contemplated hereby, (iv) changes or effects which are or result from changes in applicable Laws after the date hereof, but only if these changes do not have a disproportionate effect on the Company and its Subsidiaries, or (v) changes or effects which are or result from changes in GAAP after the date hereof, but only if these changes do not have a disproportionate effect on the Company and its Subsidiaries, or (B) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(j) “Control” means the direct or indirect possession of the power to elect at least a majority of the Board of Directors or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

(k) “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(l) “Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(n) “ERISA Affiliate” means, with respect to any Person, (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which that Person is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that Person or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that Person is also a member.

(o) “Final Order” shall mean an action or decision that has been granted by the FCC or any State PUC as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) neither the FCC nor the issuing State PUC, as appropriate, has the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

(p) “GAAP” means United States generally accepted accounting principles.

(q) “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(r) “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(s) “Intellectual Property” means any and all of the following in the United States or any other jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent rights, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, amendments divisionals, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) all works of authorship, copyrights, and moral rights, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) all trade secrets and confidential information (including ideas, research and development, know-how, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technologies, processes, formulae, algorithms, architectures, layouts, look-and-feel, designs, specifications, and methodologies, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) all software, including source code, executable code, data, databases, Web sites, firmware, and related documentation (collectively, “Software”); and (vii) all other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Marks, Copyrights, Trade Secrets or Software.

(t) “IT Expenditures” means any capital expenditures or commitments or additions, whether tangible or intangible, relating to or arising out of the Company’s or any of its Subsidiaries’ information technology infrastructure (including, without limitation, network software and hardware, back-office systems and related items).

(u) “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge, after due inquiry, of any of the individuals listed in Section 9.1(u) of the Disclosure Schedule.

(v) “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(w) “Letter of Transmittal” means (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Paying Agent by a Stockholder or a Warrant Holder, as the case may be, of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Buyer and the Company.

(x) “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

(y) “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Option.

(z) “Option Holder” means a Person holding Options.

(aa) “Option Plans” means the Company’s Stock Option Plan I, Stock Option Plan II and 2005 Long-Term Incentive Plan.

(bb) “Options” means the issued and outstanding options to purchase shares of Common Stock, issued pursuant to the Option Plans.

(cc) “Paying Agent” means a financial institution selected by Buyer, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of shares of Common Stock and Warrants in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(dd) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(ee) “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22).

(ff) “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(gg) “Restricted Stock” means each share of Common Stock granted under the Option Plans or otherwise that is subject to vesting or other ownership or transfer restrictions (other than transfer restrictions pursuant to federal or state securities laws).

(hh) “Rights” shall mean, collectively, the rights issued under the Rights Agreement.

(ii) “Rights Agreement” shall mean the Rights Agreement, dated as of July 10, 2003, as amended, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.

(jj) “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Stockholder” means any holder of record of shares of Common Stock immediately prior to the Effective Time.

(ll) “Subsidiary” of any Person means another Person under the Control of such Person.

(mm) “Superior Proposal” shall mean a bona fide written Takeover Proposal (except that references in the definition of “Takeover Proposal” to “10%” should be replaced by “50%”), on terms which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account all of the terms and conditions of the Takeover Proposal and this Agreement deemed relevant by the Board, including any termination or break-up fees, conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Takeover Proposal, and taking into account all legal, financial, regulatory and other aspects of the proposal) are more favorable to the persons to whom it owes fiduciary duties under applicable Law than the Merger.

(nn) “Takeover Proposal” shall mean any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of the voting power of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of the voting power of the Company or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(oo) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, telecommunications, or environmental tax, or any other tax, custom, duty or other like assessment or charge (including telecommunications fees and surcharges), together with any interest or penalty, imposed by any Governmental Entity.

(pp) “Tax Return” means any return, declaration, report, estimate, information return or other document (including any documents, statements or schedules attached thereto and amendment thereof) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

(qq) “Trust Agreement” means the Directors and Officers Insurance Premium Trust Agreement, dated November 15, 2002, by and between the Company and HSBC Bank USA.

(rr) “Warrant Cancellation Payment” means, with respect to each Warrant, the product of (i) the number of shares of Common Stock subject to such Warrant immediately prior to the Effective Time, multiplied by (ii) (x) the Common Stock Consideration, minus (y) the per share exercise price of the Warrant.

(ss) “Warrant Holder” means a Person holding Warrants.

(tt) “Warrants” means the issued and outstanding warrants to purchase shares of Common Stock.

      Section 9.2     Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition Agreement	Section 5.5(b)
Agreement	Preamble
Buyer	Preamble
Certificate of Merger	Section 1.2
Certificates	Section 2.2(b)
Closing	Section 1.2
Closing Date	Section 1.2
Commitment Letter	Section 4.8
Common Stock Consideration	Section 2.1(c)
Communications Licenses	Section 3.12(c)
Company	Preamble
Company Adverse Recommendation Change	Section 5.5(b)
Company Board	Section 3.2(b)
Company Expense Reimbursement Amount	Section 7.3(b)
Company Registered Patents	Section 3.13(a)
Company Registered Copyrights	Section 3.13(a)
Company Registered IP	Section 3.13(a)
Company Registered Marks	Section 3.13(a)
Company SEC Reports	Section 3.5(a)
Company Stockholders’ Meeting	Section 5.4
Contests	Section 5.12(c)(iii)
Covered Persons	Section 5.8(a)
D&O Insurance	Section 5.8(b)
DGCL	Introduction

Disclosure Schedule	Article 3
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.2
Exchange Act	Section 3.5(a)
FCC	Section 3.4(b)
FCC Consents	Section 5.6(a)
Financing	Section 4.8
HSR Act	Section 3.4(b)
Inbound License Agreements	Section 3.13(d)
Initial Letter of Credit	Introduction
Letter of Credit	Section 5.16(a)
Material Contract	Section 3.9(a)
Merger	Introduction
Merger Sub	Preamble
Municipal Franchising Authority	Section 3.4(b)
Notice of Adverse Recommendation	Section 5.5(b)
Outbound License Agreements	Section 3.13(d)
Permits	Section 3.12(b)
Plan	Section 3.15(b)
Post-Signing Returns	Section 5.12(c)(i)
Preferred Stock	Section 3.3(a)
Proxy Statement	Section 5.3(a)
Representatives	Section 5.5(a)
Required Company Stockholders	Section 3.2(c)
Sarbanes-Oxley Act	Section 3.12(d)
SEC	Section 3.5(a)
Series A Preferred Stock	Section 3.3(c)
State PUC	Section 3.4(b)
State PUC Consents	Section 5.6(a)
Surviving Corporation	Section 1.1
Termination Date	Section 7.1(b)(ii)
Termination Fee	Section 7.3(a)(ii)
Transfer Taxes	Section 5.12(a)
Voting Agreement	Introduction
      Section 9.3     Interpretation.
      (a) The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
      (b) For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$“or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.
[Signature Page Follows]

      The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

U.S. TelePacific Holdings Corp.

By:	/s/ Richard A. Jalkut

Name: Richard A. Jalkut
Title: CEO

TPMC Acquisition Corp.

By:	/s/ Richard A. Jalkut

Name: Richard A. Jalkut
Title: President

Mpower Holding Corporation

By:	/s/ Rolla P. Huff

Name: Rolla P. Huff
Title: Chairman and Chief Executive Officer

ANNEX B
VOTING AGREEMENT
      VOTING AGREEMENT, dated as of May 4, 2006 (this “Agreement”), among U.S. TelePacific Holdings Corp., a Delaware corporation (“Parent”) and the stockholders of Mpower Holding Corporation, a Delaware corporation (the “Company”) listed on Schedule A hereto (each a “Stockholder” and collectively the “Stockholders”).
      WHEREAS, concurrently herewith, Parent, TPMC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);
      WHEREAS, the Stockholders are the record and beneficial owners of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) as set forth on Schedule A hereto (collectively, the “Owned Shares”; the Owned Shares, including any shares of the Company Common Stock acquired by any Stockholder after the date hereof and prior to the termination hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, that are, from time to time, owned of record or beneficially by any Stockholder, are collectively referred to herein as the “Covered Shares”);
      WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent, Merger Sub and the Stockholders are entering into this Agreement; and
      WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1. Agreement to Vote. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. Prior to the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (A) in favor of the Merger and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (B) against (I) any Takeover Proposal, (II) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person, (III) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement, any transactions contemplated by this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement, and (IV) any dividend by the Company or change in the capital structure of the Company.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Stockholder shall not (a) enter into at any time prior to the

Termination Date any voting agreement or voting trust with respect to any Covered Shares or (b) grant at any time prior to the Termination Date a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders (any such date shall be referred to herein as the “Termination Date”); provided that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

4. Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(i) Such Stockholder is owner of record of the Owned Shares set forth on Schedule A hereto opposite such Stockholder’s name, free and clear of Liens and such Stockholder has sole voting power and sole power of disposition with respect to all such Owned Shares, with no restrictions, subject to applicable federal securities laws, on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, such Stockholder does not own beneficially or of record any equity securities of the Company other than the Owned Shares. Stockholder has not appointed or granted any proxy or power of attorney which is still in effect with respect to any Covered Shares.

(ii) Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law).

(iii) Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of such Stockholder for the execution and delivery of this Agreement by such Stockholder and, except as contemplated by the Merger Agreement, the performance by such Stockholder of such Stockholder’s obligations hereunder and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any agreement, arrangement or understanding to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets.

(iv) There is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

5. Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a) Prior to the Termination Date, such Stockholder shall not, and shall not authorize or permit any of its Representatives, directly or indirectly, to:

(i) solicit, initiate or otherwise take action to facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties to the Merger Agreement) of any Takeover Proposal;

(ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any Takeover Proposal;

(iii) execute or enter into any agreement, understanding or arrangement with respect to any Takeover Proposal, or approve or recommend or propose to approve or recommend any Takeover Proposal or any agreement, understanding or arrangement relating to any Takeover Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions); or

(iv) make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Company Common Stock intending to facilitate any Takeover Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b) Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the matters described in Section 5.1(a) above.

(c) Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange officer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void. Such Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. If so requested by Parent, such Stockholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement.

(d) Prior to the Termination Date, such Stockholder shall promptly notify Parent of the number of any new shares of the Company Common Stock acquired by such Stockholder, if any, after the date hereof. Any such shares of the Company Common Stock shall automatically become subject to the terms of this Agreement.

(e) Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

(f) Such Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

6. Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Amendment; No Waiver. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Stockholder and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8. Non-survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9. Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) one business day after dispatching by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

If to Parent:

U.S. TelePacific Holdings Corp
515 S. Flower Street, 47th Floor
Los Angeles, CA 90071-2201
Attention: General Counsel
Facsimile: 213-213-3691

with a copy to Parent’s counsel (which shall not constitute notice to Parent):

Gibson, Dunn & Crutcher, LLP
200 Park Avenue
New York, NY 10166
Attention: E. Michael Greaney
Facsimile: 212-351-5260

10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11. Entire Agreement; Assignment; Third Party Beneficiaries. This Agreement and the Merger Agreement (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except (i) that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

12. Legal Counsel. The Stockholders acknowledge that they have been advised by, and have had the opportunity to consult with, their own attorney prior to entering into this Agreement.

13. Confidentiality. The Stockholders agree (i) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (ii) except as required by law or legal process not to divulge any such non-public information to any third Person.

14. Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

15. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of New York.

16. Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of New York, or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

17. Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

U.S. TelePacific Holdings Corp.

/s/ Richard A. Jalkut

Name: Richard A. Jalkut

Title:	CEO

STOCKHOLDER:

MCCC ICG Holdings LLC

/s/ John T. Siegel, Jr.

Name: John T. Siegel, Jr.

Title:	Director

STOCKHOLDER:

ICG Communications, Inc.

/s/ John T. Siegel, Jr.

Name: John T. Siegel, Jr.

Title:	Director

STOCKHOLDER:

Aspen Advisors LLC

/s/ Nikos Hecht

Name: Nikos Hecht

Title:	Managing Member

STOCKHOLDER:

/s/ Rolla P. Huff

Rolla P. Huff

STOCKHOLDER:

/s/ S. Gregory Clevenger

S. Gregory Clevenger

STOCKHOLDER:

/s/ Joseph M. Wetzel

Joseph M. Wetzel

Schedule A

Stockholder	Address	Owned Shares

MCCC ICG Holdings LLC	161 Inverness Drive West Englewood, CO 80112	1,988,894
ICG Communications, Inc.	161 Inverness Drive West Englewood, CO 80112	12,740,030
Aspen Advisors, LLC	152 West 57th Street New York, NY 10019	10,490,000
Rolla P. Huff	175 Sully’s Trail, Suite 300 Pittsford, NY 14534	125,122
S. Gregory Clevenger	175 Sully’s Trail, Suite 300 Pittsford, NY 14534	41,246
Joseph M. Wetzel	175 Sully’s Trail, Suite 300 Pittsford, NY 14534	25,000

ANNEX C
Evercore Group L.L.C.
May 4, 2006
Board of Directors
Mpower Holding Corporation
175 Sully’s Trail, Suite 300
Pittsford, NY 14534
Members of the Board of Directors:
      We understand that Mpower Holding Corporation, a Delaware corporation (“Mpower” or the “Company”), U.S. TelePacific Holdings Corp., a Delaware corporation (“Buyer”), and a wholly-owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, to be dated as of May 4, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each share of the Company’s common stock, par value $0.001 per share, together with the related Right (as defined in the Merger Agreement) attached thereto (each such share, together with the related Right attached thereto being referred to herein as a share of “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than (x) Dissenting Shares (as defined in the Merger Agreement) and (y) shares of Company Common Stock owned by (i) the Company as treasury stock, (ii) Buyer, (iii) Merger Sub, (iv) any other wholly-owned Subsidiary (as defined in the Merger Agreement) of Buyer, or (v) any wholly-owned Subsidiary of the Company (the shares referenced in the preceding clauses (x) and (y) being referred to herein as “Excluded Shares”), will be converted into the right to receive $1.92 per share in cash (the “Common Stock Consideration”). As a result of the Merger, Mpower will become a wholly owned subsidiary of Buyer. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have asked us whether, in our opinion, the Common Stock Consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock, other than holders of Excluded Shares, is fair, from a financial point of view as of the date hereof, to the holders of such shares of Company Common Stock.
      In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available audited and unaudited financial statements of Mpower;

(ii) reviewed certain internal financial statements and other financial statements and other non-public operating data relating to Mpower prepared by and furnished to us by the management of Mpower;

(iii) reviewed certain financial projections relating to Mpower prepared by and furnished to us by the management of Mpower;

Evercore Group L.L.C.	55 East 52nd Street	New York, NY 10055	Tel: 212.857.3100	Fax: 212.857.3101

May 4, 2006

(iv) discussed the past and current operations, financial projections and current financial condition of Mpower with the management of Mpower;

(v) reviewed the reported prices and trading activity of the common stock of Mpower;

(vi) compared certain financial information for Mpower with that of certain publicly-traded companies that we deemed relevant;

(vii) reviewed the financial terms of certain business combinations and other transactions that we deemed relevant and compared the valuation multiples in those transactions to those contemplated by the Merger;

(viii) reviewed a draft, dated May 3, 2006, of the Merger Agreement (the “Draft Merger Agreement”); and

(ix) performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.
      For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections and tax benefit information of Mpower which were furnished to us, we have assumed that such financial projections and tax benefit information have been reasonably prepared by Mpower, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of Mpower. We have further assumed that such financial projections and tax benefits will be realized in the amounts and at the time indicated thereby. We express no view as to any such financial projections or the assumptions on which they are based. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Mpower, nor have we been furnished with any such appraisals. For purposes of our analysis and opinion, we have assumed that the Merger Agreement will not vary from the form of the Draft Merger Agreement reviewed by us in any manner that is material to our opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and the Draft Merger Agreement and related exhibits and schedules thereto made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address Mpower’s underlying business decision to effect the Merger and we express no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.
      In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transaction contemplated by the Draft Merger Agreement, nor were we requested to provide services other than the delivery of this opinion. We were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition of, business combination with, or other extraordinary transaction involving, the Company. We did not participate in negotiations with respect to the terms of the Merger.
      We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Common Stock Consideration to be received by the holders of the shares of Company Common Stock, other than holders of Excluded Shares, pursuant to the Merger Agreement.
      We have acted as financial advisor to the Board of Directors of Mpower and will receive a fee for rendering this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.

May 4, 2006

      It is understood that this letter is for the information and benefit of the Board of Directors of Mpower in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law.
      Based upon and subject to the foregoing, it is our opinion that the Common Stock Consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock, other than holders of Excluded Shares, is fair, from a financial point of view as of the date hereof, to the holders of such shares of Company Common Stock.
[Signature page follows]

May 4, 2006

Very truly yours,

By:	/s/ Eduardo Mestre

Name: Eduardo Mestre
Title: Vice Chairman

ANNEX D
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

MPOWER HOLDING CORPORATION
SPECIAL MEETING
[               ],[          ],2006
This proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints [               ] and [              ], or either of them, each with power to appoint his or her substitute, as proxies of the undersigned and authorizes them to represent and vote, as designated below, all the shares of Common Stock of Mpower Holding Corporation that the undersigned would be entitled to vote if personally present, and to act for the undersigned at the Special Meeting to be held at [               ] on [               ], 2006 at [        ], or any adjournment or postponement thereof.
This proxy revokes all prior proxies with respect to the Special Meeting. This proxy will be voted in the manner directed herein and in accordance with the accompanying Proxy Statement. Receipt of the Notice of Special Meeting and the related Proxy Statement is hereby acknowledged. If no direction is made, the undersigned grants the Proxies discretionary authority with respect to, and this proxy will be voted FOR, proposals 1 and 2 which are being proposed by the Board of Directors of Mpower Holding Corporation. In their discretion, the Proxies are authorized to consider and vote upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.
(To be signed on the reverse side)

Mpower Holding Corporation
Voting by telephone or Internet is quick, easy and immediate. As an Mpower Holding Corporation shareholder, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by [                    ], on [                         ], 2006.
To Vote Your Proxy by Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
To Vote Your Proxy by Phone
1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE ABOVE CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.
To Vote Your Proxy by Mail
Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

The Board of Directors recommends you vote FOR the approval of proposals 1 and 2.	Please mark your votes like this	☒

		FOR	AGAINST	ABSTAIN
1.	Adoption of the Agreement and Plan of Merger, dated as of May 4, 2006, among the Company, U.S. TelePacific Holdings Corp., and TPMC Acquisition Corp., as more fully described in the accompanying Proxy Statement.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	The Proxies are authorized to vote in their discretion upon all such other matters as may properly come before the Special Meeting.	☐	☐	☐

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2006.

Note:	The signature must be that of the shareholder himself, herself or itself. If shares are held jointly, each shareholder named should sign. If a signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign the full partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.
SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.